Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM SB-2
REGISTRATION STATEMENT
Under the Securities Act of 1933

ADS MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Utah (State of incorporation)	87-0505222 (I.R.S. Employer Identification Number)

12758 Cimarron Path, Suite B-128 San Antonio, Texas 78249-3426 (210) 655-6613 (Address and telephone number of Registrant's principal executive office)	7331 (Primary Standard Industrial Classification Code Number)	Clark R. Doyal 12758 Cimarron Path, Suite B-128 San Antonio, Texas 78249-3426 (210) 655-6613 (Name, address and telephone number of agent for service)

With a copy to:
Lee Polson
Strasburger & Price, LLP
600 Congress Avenue, Suite 1600
Austin, Texas 78701
Telephone: (512) 499-3600
Facsimile: (512) 536-5719

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value (2)	500,000	$1.10	$550,000	$58.85

(1)       Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices reported on the Over the Counter Bulletin Board on February 12, 2007.

(3)       The proposed maximum offering price per share was determined in accordance with Rule 457(g) under the Securities Act of 1933, under which rule the per share price is estimated by reference to the exercise price of the securities.

The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission may determine.

Information contained in this registration statement is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

(Subject to Completion, dated February 13, 2007)

500,000 Shares
ADS MEDIA GROUP, INC.
Common Stock

This prospectus relates to 500,000 shares of our common stock that may be offered and sold from time to time by the selling shareholders listed in under Selling Shareholders, page 24. We will not receive any of the proceeds from the sale of the common stock offered by this prospectus. We will pay the costs of registering these shares under the prospectus, including legal fees. The selling shareholders will pay any sales commissions incurred in connection with their sales.

Our common stock is traded on the OTC Bulletin Board under the symbol AMGU.

See Risk Factors beginning on page 1 for a discussion of factors that should be considered by prospective purchasers of our stock, including:

-	A history of operating losses until relatively recently;
-	Dependence on our management; and
-	Volatility, low price and low trading volume of our shares.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

February 13, 2007

ADS MEDIA GROUP, INC.
12758 Cimarron Path, Suite B-128
San Antonio, Texas 78249-3426
(210) 655-6613

500,000 Shares of Common Stock

summary of the company and this offering

This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

Our Company

Through our subsidiary, Alternative Delivery Solutions, Inc. (ADS), we provide turnkey direct marketing support services, with an emphasis on alternate (i.e., door to door) delivery. Alternate delivery involves the creation, packaging and delivery (usually on the doors of homes) of solo marketing pieces and co-op marketing programs containing multiple pieces of direct marketing material (e.g., brochures, coupons, advertisements, samples and other offerings) to targeted audiences. In addition to alternate delivery, through outsourcing arrangements we provide our clients access to full service direct marketing, printing, list procurement, database management, fulfillment and telemarketing.

The Offering

Common stock outstanding on December 31, 2006	10,880,867*

Shares offered by selling security holders	500,000

Shares outstanding after this offering	10,880,867*

Percentage of our shares following this offering that are being offered for resale	4.6%*

Total proceeds of this offering	None

(*)

After giving effect to a one-for-five reverse stock split that took effect on January 22, 2007. All share figures and historic stock sale prices in this prospectus have been adjusted to take into account the reverse stock split, except for the financial statements beginning on page F-1, which have not been so adjusted. Excludes 1,949,895 shares issuable on exercise of stock options that are currently vested, 1,840,512 shares issuable on exercise of warrants and 2,756 shares issuable on the conversion of preferred stock.

Risk factors

ADS has only recently begun to experience profits from operations; we don't know if we will succeed.

Our operating subsidiary, ADS, was formed in October 2001. ADS experienced net losses in 2001 through 2003 and basically broke even in 2004. The fiscal year ended December 31, 2005, was the first fiscal year in which we realized a net profit. It is still too early in our operating history to tell if we will be successful.

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We have limited human resources to implement the projects we may receive.

Our operations will depend upon the capacity and availability of people to sell and implement our services. Currently we have only limited human capacity and will be required to continually expand our staff to accommodate significant sales to predominantly foreign customers. Development and/or expansion of our staff will require substantial financial, operational and managerial resources. There can be no assurance that we will be able to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our staff adequately to pursue sales opportunities and implement projects on a timely basis would have a material adverse effect on our business.

Our operations depend heavily on the ability of our senior management; we might not be able to replace the loss of our executives.

We depend heavily on the services of our founder and chief executive, Clark R. Doyal, and the president of ADS, James D. Schell. Their contacts within the advertising business and ability to design and execute advertising projects are crucial to our success at this point. The loss of either of these executives could jeopardize our business. We have employment agreements with each executive for terms ending in June 2009. We maintain key man life insurance of $2,000,000 for each of these executives.

We don't have a full time chief financial officer, which could impair our accounting controls.

At present we do not employ a permanent, full time chief financial officer to oversee preparation and review of financial statements, payroll accounting, bank account reconciliation, budget preparation, cash flow projections and analysis, receivables and payables management and other areas typically managed by a chief financial officer. Instead, we have relied on a series of part-time consultants to fill the position equivalent to a chief accounting officer, as required by the Securities Exchange Act of 1934 and SEC regulations. Lack of a permanent, full time CFO weakens our financial and accounting systems and controls. We intend to hire a chief financial officer with requisite knowledge and experience to fill our accounting and disclosure and internal control needs, but we do not know when we will be able to hire a qualified person. Lack of a permanent CFO increases the risk that we may not maintain adequate accounting procedures and internal financial and disclosure controls.

Our business is competitive and highly fragmented.

The alternate delivery marketing business and other marketing communications businesses are highly competitive. The alternate delivery marketing business is made up of many small, mom and pop operations that deliver services in small local areas. To create a large enough presence to attract national marketers, we may seek to form alliances with other small alternate marketing businesses in various cities where we do not have a presence ourselves, to fulfill delivery services in those local areas. These alternate marketing businesses can be considered our competitors. We must be able to form alliances with them to provide services and at the same time protect our relationships with our advertising customers in order to grow and execute our business plan.

Our advertising business is greatly affected by changes in the economic climate generally.

The advertising business is, by its nature, subject to various risks, particularly in economic downturns. The success of our marketing business may be generally affected by many factors that are beyond our control, including economic conditions in the United States and internationally which may influence advertising budgets of an agency's clients, the loss of creative staff and other skilled personnel to competitors, and the loss of clients. In addition, the most important asset of an advertising agency is its creative staff and other personnel. We cannot be sure that we will provide our personnel with the competitive salaries and challenging work necessary to retain them.

Our largest shareholder and our directors control the majority of our stock.

Our two largest shareholders and five directors collectively own or control 11,327,028 (80.76%) of our outstanding common stock, including 3,154,775 shares issuable on the exercise of options and warrants that they own or control which are exercisable within 60 days of the date of this prospectus. Since the common stock does not have

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cumulative voting rights, the directors and largest shareholders will be in a position to elect a majority of our directors and to control the outcome of all matters submitted to a vote of our shareholders.

Our stock price is low and may be volatile.

We have approximately 10.9 million shares of common stock outstanding, not including 3.8 million shares issuable on the exercise of outstanding options and warrants and conversion of preferred stock. Over the past year, our stock has traded in the Pink Sheets Electronic Quotation System at prices less than $0.15 per share (as adjusted for the one-for-five reverse stock split). Volume has also been low. On many days no trades are recorded, and volume seldom rises above 2,000 shares daily. At our historical volume and price over the last few months, only a few trades, involving very little money invested, would be sufficient to dramatically change the price of our stock. Like other companies with low prices and volume, it would be possible for someone to attempt to manipulate the price of our stock with an investment of only a few thousand dollars.

If the selling shareholders in this offering sell a large number of their shares, our stock price may drop.

Currently approximately 1.485 million shares of our stock are eligible for secondary trading in the securities markets pursuant to Rule 144(k) promulgated under the Securities Act of 1933, which permits non-affiliates of the company to sell stock they have held for more than two years. An additional 1.9 million shares have been held by our officers and directors for more than one year and are eligible to be sold by them under Rule 144, subject to restrictions on the volume of those shares that may be sold within any three month time period. The selling shareholders are registering 500,000 shares of our stock for sale in this offering, which equals approximately one third of our freely saleable shares based on the shares which may be sold under Rule 144(k). Given the historic low trading volume of our shares and the limited number of shares available for trading, if the selling shareholders try to sell a substantial amount of their registered shares in a short time period, our stock price would likely be forced down because a large number of shares would be offered for sale compared to the limited demand to buy our stock.

Our common stock may be subject to penny stock rules and regulations.

Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the pink sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker-dealer can sell a penny stock, these rules require the broker-dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker-dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker-dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker-dealer will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker-dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker-dealers to sell shares of our common stock and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock in this offering.

ABOUT ADS MEDIA GROUP, INC.

Organization

ADS Media Group, Inc. ("we", "us", "our" or the "Company"), through our wholly owned subsidiary, Alternative Delivery Solutions, Inc. ("ADS"), is a leading provider of turnkey direct marketing support services, with an emphasis on alternate (i.e., door to door) delivery.  Alternate delivery involves the creation, packaging and delivery (usually on the doors of homes) of solo marketing pieces and co-op marketing programs containing between 2 and 7 pieces of direct marketing material (e.g., brochures, coupons, advertisements and other offerings) to targeted

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audiences. In addition to alternate delivery, through outsourcing arrangements, we provide our clients access to full service direct marketing, printing, list procurement, database management, and fulfillment.  Our management is combining their expertise and relationships in direct marketing with sophisticated demographic mapping, tracking, and verification technology to deliver high quality direct marketing services.  We are based in San Antonio, Texas, and serve customers throughout the United States.

ADS was incorporated in Texas on October 22, 2001, under the name Distributel Media Distribution, Inc. The name was changed to Alternative Delivery Solutions, Inc., in 2002. Our founder, Clark R. "Dub" Doyal, with his friends and family, contributed our initial seed capital and the idea on which the business is based in exchange for the initial stock in the business. Mr. Doyal has more than 30 years of experience in all aspects of commercial printing and direct and alternative marketing. Shortly after our formation, James D. "Jim" Schell joined ADS after more than 20 years in marketing with Southwestern Bell (now AT&T), abandoning a compensation package of more than $250,000 annually for the opportunity to become president of ADS and own approximately 20% of ADS's initial equity.

On January 31, 2003, ADS was acquired by National Health and Safety Corporation ("NHLT") in an exchange offer in which all of the ADS shareholders transferred all of their shares of ADS to NHLT in exchange for shares of NHLT's common stock. NHLT was renamed ADS Media Group, Inc., as part of the transaction. For accounting purposes this combination was treated as a "reverse acquisition" in accordance with APB 16, with ADS treated as the acquiring company. After the exchange, the former ADS shareholders owned 75% of the outstanding common stock of NHLT, including shares issuable upon exercise of an outstanding warrant.

Plan of Operation

ADS is a marketing solutions company that happens to provide door distribution services as our primary offering. It is this point of differentiation that separates us from the traditional door delivery marketing company, and allows us to acquire business from the most recognized names in the United States, as well as the top advertising agencies. Our business model was built on this premise. To that end, we have set out to develop national door direct delivery capabilities that can provide scale and a high degree of reliability, sophisticated geo-demographic targeting and mapping capabilities, the full suite of production and mailing services, and proprietary product solutions in addition to providing single client specific campaign support. This past year, we have touched on every one of these key components of our business model, and have successfully demonstrated that they are sound strategies capable of producing substantial revenue growth with healthy margins.

Building upon the capabilities of commercially available mapping software, ADS has developed proprietary programs that accelerate the time involved in this part of the planning process, thereby enabling our customers with time sensitive data to bring their campaign to market much sooner. Also, these proprietary programs have kept our overhead costs associated with mapping to a minimum, which improves margins. For example, a client with multiple locations across the country can receive information specific to each location in a matter of hours or even minutes, utilizing our front end mapping engines. This work used to take days, and even weeks, requiring extensive manual intervention. Speed to market is critical for our clients, and we are able to provide them with the quick turnaround they need as a result of our proprietary front end systems, combined with the latest in commercially available mapping software.

Our clients also want turn-key services that include printing of their materials. We have established relationships with prominent print organizations, that when combined with competitive pricing, allow our clients one stop shopping for their door direct advertising needs. In dealing directly with client marketing organizations, or the agencies that represent them, this total solution approach has resulted in generating more revenue, while increasing client satisfaction.

In its brief history, ADS experienced net losses in 2001 through 2003 and basically broke even in 2004. The fiscal year ended December 31, 2005, was the first fiscal year in which we realized a net profit. Fiscal 2006 began with an increase in the number of smaller delivery orders, along with certain new large volume programs that would potentially have had significant positive impact on the year's results. A large retail client approved the launch of a "trial" advertising cooperative door to door delivery program during the 2nd through 4th Quarters of 2006, requiring

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management's focus to initiate the program internally and externally. This program was scheduled to include four deliveries, approximately two months apart, of 500,000 poly-bags containing advertising and samples for the Retailer's suppliers, along with their own advertising messages, targeting both small businesses and the residential homes surrounding the Retailer's locations. This program is very similar in nature to another program the Company created called "La Canasta de Valores", which is an advertising cooperative, open to multiple advertisers, targeting Hispanic consumers. The benefit of these cooperatives is the opportunity to grow programs that result in recurring deliveries and revenue streams, with generally higher margins. Also, once they are established, the operational processes can become routine, and efficiencies can be realized in both cost and resource deployment.

During the second quarter of 2006, a combination of larger volume delivery orders, implementation of the customized retail delivery cooperative, and a continued influx of smaller delivery orders, resulted in stronger revenue growth as compared to the first quarter, and the same quarter's revenue performance in 2005. Even though revenue performance for the quarter increased, we began to see certain large volume programs being pushed further back into the year. Additionally, though the launch of the retail cooperative described above was successful; the retail sponsor elected to terminate the program, rather than continue the trial for another three drops in 2006.

During the third quarter of 2006, revenues declined from same quarter performance in 2005, and from the previous quarter's results. We experienced an increasing number of smaller delivery orders providing a moderate level of margins. These margins were generally lower than those experienced in the same quarter of 2005, due to a very sizable set of orders with relatively higher margins from a single customer in 2005. As well, there were several large delivery projects expected to launch during the third quarter of 2006 that were delayed until 4th quarter 2006 and early 2007.

In 2006, ADS hired Flowers & Partners, Inc., based in Dallas, TX, as its Advertising Agency of Record. Flowers will have responsibility for ADS's brand positioning and messaging. This will include supporting ADS's advertising executions and related marketing plans going forward. ADS also retained Pfeiffer High Investor Relations, Inc., to handle our investor relations requirements.

Included in our plans is the continued focus on the Hispanic market segment. During 2004 and 2005, we developed and delivered several bi-lingual campaigns for clients. In the last half of 2004, and again in the second quarter of 2005, ADS performed a trial launch of our La Canasta de Valores, a door delivered advertising cooperative targeting the Hispanic consumer. La Canasta is an ADS product, featuring a festive colored, branded poly-bag containing advertising inserts and samples, delivered to high-density Hispanic neighborhoods. La Canasta provides advertisers with a unique and effective print media option to reach the Hispanic consumer, not currently available nationally in a direct-to-door format. The program's translated name, "The Basket of Values", was initially developed in 2002, and relied on securing a "sponsor" advertising client in order to fund production costs for each program. Typically, a sponsor pays for the cost of the program and is given advertising placement both in and on the delivery bag. A sponsor also receives limited exclusivity rights, plus input on the areas delivered, quantity and frequency of deliveries.

ADS was fortunate to be approached by an agency of a large wireless carrier to act as the "sponsor" on a trial basis. The delivery area consisted of high density Hispanic neighborhoods in select markets throughout California, Texas, Arizona, and Illinois. A total of 4 delivery drops of 1 million households each were delivered. Despite a very short production window, we were able to secure additional ride-a-long advertisers. Feedback from the sponsor and the participating advertisers was positive. The difficulty we experienced in securing the sponsor in a more permanent relationship was their reluctance to enter into a long term commitment, combined with the uncertainties brought about by a merger transaction.

In 2006, we decided to develop La Canasta as a regularly scheduled program with ADS as the "sponsor". An individual with extensive knowledge and experience in the Hispanic market was brought on board as a VP Marketing and Sales, Hispanic Market, to design and spearhead this revised program. The new program is now scheduled to launch in August of 2007, targeting 1,000,000 Hispanic households each in Texas and California.

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Similar to La Canasta, ADS has the capability to provide clients with their own direct to door advertising cooperative program targeting specific trade areas or demographics. In this situation, the client is the "sponsor" of their own program, and has the ability to define the entire program based on their individual needs.

Event driven marketing promotions such as grand openings continued to be a part of the orders that we received throughout 2006. Our advertisers, especially those in retail and wireless communications, used direct-to-door advertising to announce their new locations and opening dates. During 2006, ADS continued to demonstrate the effectiveness of the door medium to generate traffic into new store locations. We continue to believe that, as large national retail chains and national communication companies expand into new areas, the need for grand opening support will be strong for years to come. ADS will continue to focus on these, and other, event driven, promotional opportunities.

The Company completed a first round of equity funding prior to the second quarter end, and a second round of equity funding subsequent to the third quarter end. Management has set about installing the operational infrastructure needed to support the Company's projections of increased production and delivery requirements. This includes strengthening of the internal financial and accounting functions, developing our technology infrastructure, expanding the sales force nationally, establishing a formal customer service department, and enhancing our distribution resources. Additionally, the management team has increased its efforts to build a solid pipeline of potential new business accounts. The combined growth in new business customers, along with the delayed orders anticipated delivering later in year and in early 2007, have positioned the Company well for solid future growth.

ADS continues to establish itself as a recognized alternative delivery provider, capable of handling high volume door delivery programs across the country, along with providing support services that include printing of advertising material and fulfillment services. We continue to expand our delivery capabilities, including the delivery of materials on an address specific basis, as well as our traditional saturation approach. Typically, door distribution is done on a saturation basis, delivering all addresses within a given geographic area. We have now proven that certain addresses can be suppressed within the saturation area, allowing for more targeted distribution. This also allows for another delivery product option that customers can take advantage of, depending on their individual marketing needs.

Marketing and Distribution

During 2006, ADS adopted the trade name ADS Direct Media, designed a new logo, and developed new marketing materials. We believe that this new name and related materials will better present the full-line capabilities of ADS Direct Media.

We have worked hard over the past several years to provide our customers with the best client experience possible. This goes beyond providing high quality distribution to include client services on the front end of every campaign, starting with our comprehensive geo-demographic targeting and mapping capabilities, commercial printing services, and fulfillment. Our clients are provided with a "one-stop" buying experience that provides for greater convenience, better quality and end to end production control, at a very competitive price. Complimentary to our door delivery solutions is our ability to offer the full line of direct mail services. Our management staff is comprised of talented direct marketers, possessing a wealth of experience relative to media and marketing in general.

In 2006, ADS continued to develop new channel partners, especially with general market and Hispanic advertising agencies. An individual with extensive knowledge and experience in the Hispanic market was brought on board as a VP Marketing and Sales, Hispanic Market. Besides having direct responsibility for launching the redefined La Canasta program, this individual, through her business associations, has helped raise ADS's visibility within the National Hispanic Market. Many contacts have been pursued, which should prove beneficial for the Company in many ways beyond La Canasta.

Advertising agencies are always looking for new print media alternatives. Though door direct has been an established media long before television and radio, it is considered a new media alternative. Declining response rates and higher costs associated with traditional media has forced advertisers and their agencies to look for ways to generate better returns on the media dollar invested.

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We still have sales being generated from commercial printers, another of our channel partners, though less of our focus is allocated to this area. Instead, we have found other opportunities to develop new channel partners that will provide us with better reach into the retail and consumer packaged goods sectors.

ADS did very little in the way of advertising its services through key trade publications, participation in trade shows, and by generating external public relations. Instead, our focus was on deriving revenues from our channel partners and directly with clients.

The increase in sales and volume has necessitated that we continue to develop new delivery sources nationally and now internationally. We have clients that are indeed requesting international delivery service. The key is to expand capacity while maintaining the quality of delivery. To that end, we continue to develop our internal distribution resources and to develop new means of performing delivery verification. This is a major priority of the Company as it continues to implement its core business strategies. Our goal is to build upon our already extensive national distribution network in order to provide the best possible service to our customers.

Technology Systems Development

During 2006, we continued to invest in developing our geo-demographic mapping capabilities. We successfully developed and launched new proprietary software that automates much of the actions and labor required during the mapping process. This proprietary software was designed not only to reduce the man-hours associated with these activities, but just as importantly, to provide our customers with a tool that would allow them to be involved in determining their own delivery footprint. We recognized that our clients were requesting more involvement in determining the actual delivery areas for their campaigns. This has been especially important for large franchised operations, such as the retail fast food industry. In these instances, the corporate marketing groups and their advertising agencies want to allow franchisees control in determining both the delivery area and their costs, relative to budget, for these types of campaigns. We now have the capabilities to provide them with a tool where they can manage their own campaigns to determine delivery area, type of message/offer used, and scheduling of distribution. This benefits us as well, by offsetting the labor costs associated with the development of delivery maps for these types of campaigns, and allows faster turnaround in the client planning process. It also provides a user friendly environment for our clients.

This year, we continued to explore new global positioning technology to augment the delivery verification process. Still, the expense associated with implementing this technology makes these solutions cost prohibitive. However, we anticipate that cost will go down as the technology evolves, possibly providing an effective means for supplementing our delivery verification protocols, translating into greater delivery assurance for our clients.

In 2003, ADS Media Group launched its website on the Internet, www.adsmediagroup.com. The site includes corporate information about ADS Media and its management and directors, as well as the ability to download filings with the SEC and press releases issued by the company. Additionally, descriptions and schedules of the services and products of ADS are provided for shareholders, media industry analysts and new customers, as well as a password protected extranet for existing customers to track their jobs. During 2006, ADS adopted the trade name ADS Direct Media, designed a new logo, and developed new marketing materials. Work is in process to reflect all of these new changes in the Web Site, which we hope to complete in the first quarter of 2007.

Market Overview

Ever increasing postage rates, combined with lower response from direct mail programs, have created an ideal market opportunity for door distribution programs. Similarly, newspapers are seeing declines in readership. The percentage of adults reading the Sunday newspaper has gone down each year since 2000 through 2006. The Hispanic population is the fastest growing segment of the population according the U.S. Census Bureau; however, the total number of Hispanics reading the Sunday newspaper has also gone down each year since 2000, representing

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only 34.5% of the identified adult Hispanic population in 2006[1]. Meanwhile, rates for newspaper advertising continue to rise.

Advertisers are looking for better reach and return, and alternate delivery provides both. ADS has access to a national network of delivery resources, providing door-to-door delivery, and can extend this reach utilizing other delivery vendors capable of supplementing the existing delivery network on a city specific basis. Depending on customer requirements, delivery can be performed anywhere in the United States, Mexico, Canada, and Puerto Rico. As mentioned, we are now able to expand our delivery capabilities internationally to Europe, Asia, and Australia.

The ability to offer both direct mail and alternate delivery programs is a distinct competitive advantage for ADS. The vast majority of alternate delivery companies only provide door distribution services, and the same is true with companies in the direct mail business. ADS has assembled a network of strategic partnerships and vendor relationships that allow it the flexibility to provide customized solutions to meet any direct marketing need a client may have. These capabilities make it possible to provide event marketing services and directory distribution as well.

Competition

The advertising market in general, and the alternative delivery market specifically, are highly competitive, with a proliferation of existing groups at local and regional levels, offering similar services as ADS. In addition to being highly competitive, both of these markets are subject to rapid innovation and technological change, shifting consumer preferences and frequent new product and service introductions. Additionally, competition exists from traditional products and services offered through other marketing mediums and channels, such as newspaper, other print media, television, radio, billboard and internet sites, which may have all or some of the same customers targeted by ADS.

While ADS believes that it can develop a market niche and differentiate itself from its competition by providing customers with the ability to deliver their marketing and advertising in multiple geographic markets and benefit from dealing with one firm (ADS) instead of many individual firms in every geographic market where deliveries are desired, ADS may be susceptible to attempts by others to duplicate its efforts. It is possible that other parties with greater resources will be able to replicate, or improve upon, ADS' business concepts and become market leaders, potentially reducing ADS' future earnings and business opportunities.

Recent Equity Investment

In June and October 2006, Roaring Fork Capital SBIC, L.P. ("Roaring Fork") and Charter ADS Media, L.P. ("Charter ADS"), respectively (together, Roaring Fork and Charter ADS are sometimes called the "2006 investors"), purchased an aggregate of 6,281,062 shares of common stock and a warrant to purchase an additional 1,256,214 common shares at an exercise price of $0.80 per share for a total purchase price of $4,000,000 (the "2006 venture capital investment"). We expect to use the proceeds of this investment to reduce our accounts payable, invest in program marketing and sales personnel, improve our information technology system, increase our administrative staff and fund the further development of our La Canasta program.

In connection with the 2006 venture capital investment, we also paid investment fees of $225,000 and issued 376,864 shares of our common stock to First Continental Capital, LP, for their services in connection with the sale and paid $50,000 to the 2006 investors to reimburse their legal expenses.

The 2006 venture capital investment agreement, as amended, requires us to file a registration statement with the SEC to register 500,000 of the shares sold under it by February 14, 2007, and we have filed this registration statement and prospectus, in part, to fulfill that requirement. See, Selling Shareholders, page 24. The investment agreement also provides the 2006 investors with "piggyback" rights to participate in any future registrations we may file to sell our shares.

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1 Source: Scarborough Research Top 50 Market Reports 1998-2006, Sunday Newspaper Research Trends - Race/Ethnicity.

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The 2006 venture capital investment agreement contained certain other covenants and requirements for our business and operations, including the following:

-	We expanded our board of directors to five members and elected three new independent directors who are acceptable to the 2006 investors.
-	We adopted a one-for-five reverse stock split of our capital stock.
-	We obtained key man life insurance policies on our two key executives, Mr. Doyal and Mr. Schell, for $2,000,000 each and agreed to maintain the policies in existence for at least two years.
-	We granted the 2006 investors a right of first refusal on all sales of equity securities prior to November 30, 2008, pro rata according to their proportionate ownership of our equity.
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We agreed not to declare or pay any dividends or distributions on our capital stock prior to November 30, 2008, without the approval of holders of a majority of the stock bought pursuant to the 2006 venture capital investment agreement.

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We agreed not to issue, to employees or consultants, additional shares of stock or options in excess of 40% of the shares of common stock outstanding immediately after the final closing of the offering. We agreed to issue options to purchase 80% of that authorized option pool to our two key employees and to reserve the remaining 20% of the option pool for our remaining employees and consultants.

Roaring Fork is a small business investment company, and in connection with their investment we entered into a Small Business Administration Compliance Agreement which requires us to use the proceeds of the 2006 venture capital investment and otherwise conduct our business in accord with regulations adopted by the SBA for operations of small businesses. We believe that the SBA regulations place no material constraints on us which would require us to alter our existing business plan.

In preparation for the 2006 venture capital investment, we also issued options to purchase 1,060,338 shares of common stock at $0.65 per share to certain of our key employees in settlement of claims for compensation which was deferred in 2003, 2004, 2005 and 2006. We also issued 366,595 shares to creditors in settlement of outstanding indebtedness of $201,627. See, Certain Transactions, page 23.

Employees

On December 31, 2006, ADS Media and its subsidiary had nineteen full-time employees, including eleven in sales and marketing, three in distribution and fulfillment services and five in general and administrative functions. In addition, we routinely engage outside contractors to perform fulfillment and distribution operations.

Property

ADS leases approximately 6,600 square feet of office/warehouse space at 12758 Cimarron Path, Suite B-128, San Antonio, Texas 78249.  The lease is for a period of three (3) years and five (5) months ending in September 2008. We own no real property.

Legal Proceedings

On July 2, 2004, RR Donnelley Receivables, Inc., sued ADS to collect a sworn account in the amount of $28,504, plus attorney fees and expenses. ADS responded with a general denial and a counterclaim for breach of contract regarding a partnership with the plaintiff in Mexico. In November 2005, the counterclaim was dismissed on jurisdictional grounds. The suit on the sworn account remains pending, but no activity has taken place since November 2005.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus. The consolidated financial statements and related footnotes included herein include the financial statements of ADS.

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Cautionary Statements

When used in this document and in documents incorporated herein by reference, the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "potential," or "continue," "may," "will," "should," and similar expressions are intended to identify forward-looking statements. ADS Media wishes to advise readers that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements, including, but not limited to, the following: the ability of ADS Media to continue as a viable concern, the ability of ADS Media to obtain financing in order to implement its business plan and other risks detailed in ADS Media's periodic report filings with the Securities and Exchange Commission.

Company Development

ADS was incorporated in 2001. In early 2003, ADS was acquired by ADS Media, formerly known as National Health and Safety Corporation, whose common stock was publicly traded on the OTC Bulletin Board. At the time of the acquisition, ADS needed capital to implement its business plan to build a multi-city advertising door delivery organization, and it was thought that ADS Media would be better able to attract outside equity investments as a public company. In 2003 we raised $480,000 from sales of stock in transactions associated with the acquisition.

However, after the acquisition in early 2003, we did not attract significant additional cash investments. Because we did not obtain new investments, we could not implement our business plan as scheduled, incurred substantial past due accounts payable, curtailed compensation and were forced to forego needed staff expansion.

In 2004 and 2005, we raised no significant cash from sale of equity and funded almost all operations internally. As a result, our ability to develop and execute sales programs was severely curtailed. We did not have adequate staff or financial resources to take advantage of all marketing programs that were presented to us, to plan for growth, to conduct extensive external marketing efforts for our program or to adequately staff our financial reporting operations. We continued to develop our business relying on internal financing. In 2006, we raised $4 million from venture capital investments. We paid or settled many outstanding, past due debts, and we expect to use the proceeds to aggressively implement our business plan. See, About ADS Media Group, Inc. - Plan of Operation, page 4, and Recent Equity Investment, page 8.

We have incurred total operating losses from inception through 2003, but we have steadily improved performance and posted our first truly positive fiscal results in 2005 after basically breaking even in 2004. Our improving results are the result of steadily increasing sales and continued efforts by management and our employees to minimize expenses.

Selected Financial Data

The following table summarizes our results for the three years since ADS was acquired by ADS Media in 2003 and for the nine month period ended September 30, 2006 and 2005. The number of shares outstanding and basic earnings per share in the following selected financial information have been adjusted to reflect the one-for-five reverse stock split that took effect on January 22, 2007. The historic financial statements for the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, which appear beginning on page F-1 of this prospectus, have not been adjusted or restated to reflect the reverse stock split.

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	9 Months Ended September 30,		Fiscal Year Ended December 31,
	2006	2005	2005	2004	2003
Income Statement Data:
Revenues	$3,102,616	$3,955,155	$5,477,086	$3,668,871	$ 1,995,404
Cost of goods sold	1,926,964	2,497,101	3,554,352	2,594,344	1,447,225
Net income (loss)	5,424	382,809	298,172	1,095	(1,735,496)
Basic earnings (loss) per share	$ (0.00)	$ 0.10	$ 0.08	$ 0.00	$ (0.45)

Balance Sheet Data:
Current assets	2,529,383	1,045,253	1,003,780	701,121	264,317
Total assets	2,817,808	1,318,475	1,276,473	977,045	556,521

Current liabilities	373,155	1,476,961	1,525,629	1,553,174	1,197,830
Total liabilities	374,889	1,487,046	1,529,681	1,555,385	1,202,383
Total stockholders' equity (deficit)	$2,442,919	$ (168,571)	$ (253,208)	$ (578,340)	$ (645,862)
Total shares outstanding	7,551,904	3,819,012	3,819,161	3,778,560	3,771,780

Critical Accounting Policies

Our financial statements were prepared in accordance with generally accepted accounting principles in the United States, which require us to make estimates and judgments that affect the reported financial position and results of operations during the reporting period. Our estimates and judgments are continually evaluated based on available information and experience. Because the use of estimates is inherent in the financial reporting process, actual results could differ from estimates. If there is a significant unfavorable change to current conditions, it likely will result in a material adverse impact to our business, operating results and financial condition.

Our significant accounting policies and methods used in the preparation of the consolidated financial statements are discussed in Note A to the Notes to Financial Statements for the years ended December 31, 2005 and 2004, beginning on page F-1. We believe that, of its significant accounting policies, the following may involve a higher degree of judgment and complexity:

- Concentration of credit risk and accounts receivable;
- Asset impairment; and
- Goodwill.

Concentration of Credit Risk and Accounts Receivable: Generally our customers pay 50% - 70% of the total fee in advance and the remaining portion within 45 days of completion of services. Our business model generally requires a deposit by the customer; however, in some cases, we will give minimal credit terms to customers if they have an established and good payment history with us. We extend unsecured credit in the normal course of business to virtually all of our customers. In the event of non-performance of accounts receivable, its maximum exposure is the recorded amount shown on the balance sheets. Concentration of credit risk and failure to collect accounts receivable have not presented significant problems.

We establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers.

Stock-Based Compensation: Effective January 1, 2006, we adopted SFAS No. 123R (Revised 2004), "Share-Based Payment", which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on the provisions of SFAS 123 issued in 1995. We have adopted this statement using the modified prospective method of implementation, whereby the prospective method records the compensation expense from the implementation date forward, but leaves prior periods unchanged.

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We recorded $0 and $228,244, respectively, in compensation expense relating to share-based payments in the three and nine month periods ended September 30, 2006.

Asset Impairment: We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value is reduced to the estimated fair value as measured by the discounted cash flows. We have not experienced any events or changes that would indicate that the carrying amounts of any of our long-lived assets might not be recoverable.

Goodwill: We assess the carrying value of goodwill annually and when factors are present that indicate an impairment may have occurred. Goodwill is considered impaired and a loss is recognized when its carrying value exceeds its implied fair value. Factors that are considered important which could trigger an impairment review include the following:

- significant underperformance relative to expected historical or projected future operating results;
- significant changes in the manner or use of the acquired assets or the strategy for our overall business;
- significant negative industry or economic trends;
- significant decline in stock price for a sustained period; and
- our market capitalization relative to net book value.

Each year we assess the realizability of the recorded goodwill and other intangibles in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". At December 31, 2005 and 2004, the analysis indicated that goodwill of $250,000, attributed to the value of a publicly traded "shell" company which we acquired, was not impaired. We will continue to test good will and intangibles on a consistent measurement date unless events occur or circumstances change between annual impairment tests that would more likely than not reduce fair value below their carrying value.

Results of Operations for the Three Months Ended September 30, 2006, as Compared to the Three Months Ended September 30, 2005

From inception to September 30, 2006 cumulatively, ADS incurred significant net losses from operations. Until the 2006 venture capital investment, we have not had funds available from either new investments or cash flow to grow our business as we expected in our original marketing plan. Nevertheless, increases in revenue from operations have generally helped to offset the increased operating costs of building our infrastructure. As reflected in our financial statements, large customer orders can cause significant variances in quarter to quarter revenues, either positively or negatively impacting results, should any planned work be postponed or even cancelled, or when compared to prior periods. We have been working on building a solid base of monthly and quarterly recurring revenue streams; however, typical with the media industry overall, impacts of large orders realized, delayed or cancelled can cause significant fluctuations in revenues realized from period to period.

Revenues. Revenues decreased $640,725, or 36%, to $1,157,398 from $1,798,123. In the third quarter of 2005 a customer conducted several significant, one-time marketing campaigns. These campaigns were not repeated in 2006.

Cost of Goods Sold. Cost of goods sold decreased $262,814, or 26%, to $764,978 from $1,027,792. The decrease was primarily attributed to a corresponding decrease in revenues as discussed above, combined with higher margins realized on the customer's significant, one-time marketing campaigns in 2005.

Gross Profit. Gross profit decreased $377,911, or 49%, to $392,420 from $770,331. The decrease was primarily attributed to the decrease in revenues and gross margins as discussed above. The gross profit margin percentage decreased to 34% from 43%.

Selling, administrative and other operating expenses. Selling, administrative and other operating expenses increased by only about 2% from the third quarter of 2005 to 2006. The increase was primarily due to an increase in professional fees associated with the Company's financial operations and marketing services.

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Income (loss) from operations. We lost $63,075 from operations in the third quarter of 2006, compared to income from operations of $323,665 in the same period in 2005. The loss reflects the absence of the significant campaigns in the third quarter of 2006 compared to 2005.

Other income (expense). Net other expense, the primary component being interest expense, was negligible in the third quarter of 2006. We repaid nearly all of our remaining debts with the proceeds of the June 2006 equity investment and received a small amount of interest prior to the end of the quarter from the investment proceeds.

Net income (loss). Net income (loss) decreased $376,958 to a loss of $62,991 from income of $313,967. The decrease was primarily due to lower revenues and gross profit, along with the increase in selling, administrative and other operating expenses.

Results of Operations for the Nine Months Ended September 30, 2006, as Compared to the Nine Months Ended September 30, 2005

Revenues. Revenues decreased $852,539, or 22%, to $3,102,616 from $3,955,155. The decrease was primarily due to a customer conducting several significant, one-time marketing campaigns in third quarter 2005, and to a lesser extent from a decrease in revenue attributable to customers, who had been steady recurring revenue generators in 2005, deferring several large orders to later in 2006 and into 2007.

Cost of Goods Sold. Cost of goods sold decreased $573,137, or 23%, to $1,923,964 from $2,497,101. The decrease was primarily attributed to a corresponding decrease in revenues as discussed above, while opportunities to provide higher margin products to our customers in 2006 were offset by higher margins realized on a customers' significant, one-time marketing campaigns in 2005.

Gross Profit. Gross profit decreased $279,402, or 19%, to $1,178,652 from $1,458,054. The decrease was primarily attributed to the decrease in revenues. Our gross profit margin percentage increased slightly to 38% from 37%.

Selling, administrative and other operating expenses. Selling, administrative and other operating expenses increased $570,602, or 55%, to $1,616,794 from $1,046,192. The increase was primarily due to compensation expense related to the grant of stock options, as well as expenses associated with building our business and operational infrastructure, including salaries and wages, professional fees associated with the Company's financial operations and marketing services, and travel and entertainment.

Income (loss) from operations. Income (loss) from operations decreased $850,004 to a loss of $438,142 from income of $411,862. The decrease was primarily due to the increase in compensation and administrative expenses, as well as the decrease in revenues and gross profit.

Other income (expense). Net other expense, the primary component being interest expense, decreased $17,879, or 62%, to $11,174 from $29,053 primarily due to the continued pay-down of outstanding debt obligations.

Income (loss) before extraordinary item. Income (loss) before extraordinary item decreased $832,125 to a loss of $449,316 from income of $382,809. The decrease was primarily due to the increase in selling, administrative and other operating expenses, in addition to the decrease in gross profit.

Extraordinary item. A one time gain on extinguishment of liabilities resulted in income of $454,740 in 2006, attributable to the cancellation of deferred compensation and related grant of stock options.

Net income. Net income decreased $377,385 to $5,424 from $382,809. Net income decreased primarily due to higher selling, administrative and other operating expenses and the decrease in gross profit offsetting the extraordinary gain on extinguishment of liabilities.

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Results of Operations for the Year Ended December 31, 2005, as Compared to the Year Ended December 31, 2004

From inception to December 31, 2005, ADS Media incurred significant net losses from operations. We have not had funds available from either new investments or cash flow to grow our business as we expected in our marketing plan. Nevertheless, increases in revenue from operations have helped to offset the increased operating costs of building our infrastructure, with 2005 being our second consecutive year in which we realized a net operating profit.

Revenues. Revenues increased $1,808,215, or 49%, to $5,477,086 from $3,668,871. The increase was due to continuing to develop a diverse base of customers, combined with building solid repeat business involving door delivery.

Cost of Goods Sold. Cost of goods sold increased $960,008, or 37%, to $3,554,352 from $2,594,344. The increase was primarily attributed to a corresponding increase in revenues and sales activity as discussed above.

Gross Profit. Gross profit increased $848,207, or 79%, to $1,922,734 from $1,074,527. The increase was primarily attributed to the increase in revenues combined with margins improving as a result of the focus on selling products that offer higher gross profit. The gross profit margin percentage increased to 35% in 2005 from 29% in 2004.

Selling, administrative and other operating expenses. Selling, administrative and other operating expenses increased $588,539, or 59%, to $1,587,877 from $999,338. The increase was primarily due to expenses associated with building our business and operational infrastructure, including salaries and wages and professional fees associated with the Company's financial statement audits and related regulatory filings, and marketing services.

Income from operations. Income from operations increased $259,668, or 345%, to $334,857 from $75,189. The increase was primarily due to the increase in revenues and gross profit, partially offset by increased operating expenses.

Other income (expense). Net other expense decreased $37,409, or 50%, to $36,685 from $74,094. The primary component, interest expense, decreased $40,443, or 52%, to $36,685 from $77,128. This decrease was primarily due to the absence in 2005 of expenses related to warrants issued in connection with obtaining debt financing in 2004.

Net income. In 2005 we experienced our first year of profitable operations, with net income of $298,172, compared to a break-even year in 2004 in which we earned net income of $1,095. The increase was primarily due to the increase in revenues and gross profit, along with the reduction in interest expense, partially offset by the increase in selling, administrative and other operating expenses.

Liquidity and Capital Resources

Our working capital needs have historically been satisfied primarily through financing activities including private loans and raising capital through equity investments from individual investors. Long-term liquidity requirements will depend on the rate of expansion of our business.  The $4 million investment that we received in 2006 provided us sufficient operating capital for the remainder of 2006 and should enable us to independently support the development of our La Canasta program, expand our marketing efforts, and hire additional staff without the need for immediate additional investment. However, we continue to seek investments. We may require additional capital to fund expansion into new geographic areas and to launch new product initiatives.

ADS Media had cash and cash equivalents of $1,751,028 as of September 30, 2006, compared to $446,142 as of December 31, 2005. The current cash on hand results from funds provided by the 2006 venture capital investment which have yet to be deployed in our business.

Working capital (measured by current assets less current liabilities) at September 30, 2006 was $2,156,228 compared to a deficit of $521,849 at December 31, 2005. Working capital was a deficit of $852,053 at December 31, 2004. This increase in working capital was primarily due to a significant increase in cash from the 2006 venture

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capital investment, increases in accounts receivable and prepaid expenses, significant decreases in accrued salaries and wages and notes payable, and a decrease in accounts payable.

Changes in Financial Condition

For the nine months ended September 30, 2006, cash used in operating activities totaled $513,669. The use of funds was primarily due to the gain on extinguishment of liabilities, increases in accounts receivable and prepaid expenses and other assets, and a decrease in accounts payable and accrued expenses, partially offset by the compensation expense from issuance of stock options. For the nine months ended September 30, 2005, cash provided by operating activities totaled $509,992. The provision of funds was primarily due to our net income, and to a lesser extent decreases in accounts receivable and prepaid expenses and other assets and an increase in accounts payable and accrued expenses, slightly offset by a decrease in customer advance payments.

For the year ended December 31, 2005, cash provided by operating activities totaled $298,110. The provision of funds was primarily due to our net income, with an increase in accounts receivable and a decrease in customer advance payments offset by an increase in accounts payable and accrued expenses, bad debt expense and the issuance of common stock for professional services. For the year ended December 31, 2004, cash provided by operating activities totaled $152,733. The provision of funds was primarily due a significant increase in accounts payable and accrued expenses, a decrease in prepaid expenses and other assets, and the issuance of warrants in connection with obtaining debt financing, partially offset by a significant increase in accounts receivable and a decrease in customer advance payments.

For the nine months ended September 30, 2006, cash used in investing activities was $25,639 primarily due to the purchase of computer equipment, furniture and fixtures and office equipment. For the nine months ended September 30, 2005, cash used in investing activities was $1,873 for small capital expenditures.

For both years ended December 31, 2005 and 2004, cash used in investing activities was minimal, at $3,944 and $905, respectively, in each case for small capital expenditures.

For the nine months ended September 30, 2006, cash provided by financing activities totaled $1,844,194 due mainly to the proceeds from the sale of common stock, partially offset by payments on notes payable and capital lease obligations. In 2006 we netted proceeds from the sale of common stock of $1,923,188. For the nine months ended September 30, 2005, cash used in financing activities totaled $39,862 primarily due to payments on notes payable.

For the year ended December 31, 2005, cash used in financing activities totaled $56,884 primarily due to payments on notes payable. For the year ended December 31, 2004, cash provided by financing activities totaled $37,368 due mainly to proceeds from the issuance of notes payable, partially offset by payments on notes payable. In 2004 we netted proceeds from the sale of notes payable, after deducting payments on outstanding notes, of approximately $40,000. We issued no new notes payable in 2005.

Commitments

In 2002, ADS leased office space at 15454 Tradesman, San Antonio, Texas 78249. The space contained a total of 28,000 square feet, of which approximately 8,000 square feet was finished office area and the balance was warehouse/assembly space.  The lease, dated October 14, 2002, was for three (3) years, with the total rent being approximately $10,000 per month in year one, increasing to $11,000 per month in years two and three. The property was adequately covered by insurance.

After the closing of the reverse acquisition on January 31, 2003, we began sharing the space located at 15454 Tradesman, San Antonio, Texas 78249 with ADS.

Effective January 1, 2004, an amendment was signed to the original lease agreement (dated October 14, 2002) between Cadena Enterprises, Inc. ("Cadena") and ADS calling for a reduction of leased office space with a corresponding reduction in monthly rent paid by ADS from $10,000 per month to $4,000 per month. The amendment also provided for the early termination of the lease by either Cadena or ADS with a written notice to the other party of not less than 60 days. Additionally, all past due amounts owed by ADS to Cadena for unpaid rents,

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property taxes and insurance charges were combined and set forth in a Promissory Note dated January 1, 2004 in the amount of $65,403. The Promissory Note carries an annual interest rate of 5.5%, was due and payable in quarterly installments of $1,500 or more beginning on April 1, 2004, and continued quarterly thereafter until paid in full, provided that all remaining amounts due were payable in full on February 1, 2005. Effective February 1, 2005, the Promissory Note was renewed, payable in monthly installments of $1,500 beginning September 1, 2005. Effective March 31, 2005, this lease was terminated early.

On January 10, 2005, ADS signed an original lease agreement for approximately 6,600 square feet of office/warehouse space at 12758 Cimarron Path, Suite B-128, San Antonio, Texas 78249.  The lease was to commence February 1, 2005 for a period of three (3) years and three (3) months. Effective January 24, 2005, an amendment to the original lease was signed delaying the commencement date of the lease to April 1, 2005, with a term of three (3) years and five (5) months. Base monthly rent shall be $0 per month for the first three months, $3,967 per month for the next nine months, $4,588 per month in year two, $4,993 per month in year three, and $5,128 per month for the final five months. Monthly operating expenses (including amounts for taxes, insurance, and common area maintenance) are in addition to the base monthly rent. The property is adequately covered by insurance.

Seasonality

Our business historically has not been seasonal.

MANAGEMENT

The following table sets forth the names, ages and positions held by our directors and executive officers.

Name	Age*	Positions Held

Clark R. "Dub" Doyal	58	Chairman, Chief Executive Officer, President and Director, Chairman and Chief Executive Officer of subsidiary ADS
James D. (Jim) Schell	47	Vice President, Secretary, Treasurer and Director, President of subsidiary ADS
Gary J. Davis	53	Director
James C. Mickey	50	Director
Bryceon J. Sumner, Jr.	50	Director

* Age of directors and executive officers is determined as of December 31, 2006.

All directors hold office until the next annual meeting of shareholders and serve until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The board of directors appoints officers annually and each executive officer serves at the discretion of the board of directors.

Director and Officer Profiles

R. "Dub" Doyal is our Chairman, Chief Executive Officer, President and a director.  Mr. Doyal is also the Chairman and Chief Executive Officer of ADS.  Mr. Doyal has over 30 years experience in printing and direct marketing, having owned and built a number of successful companies during his career that provided marketing services. In 1981, Mr. Doyal started a business called Clear Visions Printing and Mailing, to compete with almost 140 other printers in San Antonio.  In 1995, Mr. Doyal sold Clear Visions to Consolidated Graphics, after taking the company to the number one spot in San Antonio. Since then, Mr. Doyal has built and sold his interest in a couple of companies in the alternate delivery industry, including one in Mexico City called Quicklink, SA, which provided door distribution to over 600,000 households on a weekly basis.  In late 1998, Mr. Doyal formed Delivery and Communications, Inc., a local and regional supplier of door delivery services, and sold his interest in that company prior to forming ADS in 2001 to specifically serve the growing demand for national door direct delivery.  Mr. Doyal attended Louisiana State University.

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James D. (Jim) Schell is our Vice President, Secretary, Treasurer and a director.  He is also President of ADS, and was recruited to lead the effort to build national client relationships, along with providing marketing support specific to ADS's product development and marketing strategy. He joined ADS in November 2001. For the 20 years before his move to ADS, Mr. Schell worked for SBC Communications, Inc., focusing on development and implementation of numerous regional and national product initiatives. He also spent 8 years managing regional sales operations for Southwestern Bell Yellow Pages. Mr. Schell received his B.B.A. in Marketing from Texas Tech University.

Gary J. Davis is a director.  Mr. Davis is the President of First Advisors, Inc., of Austin, Texas, which is involved in business consulting and private capital investment in start-up and early stage companies.  Mr. Davis founded First Advisors, Inc. in 1996.  Mr. Davis has spent a major portion of his career over the past 33 years in a wide range of capital raising endeavors, including debt and equity for real estate ventures and private equity capital for business ventures. Additionally, Mr. Davis continues to be an active real estate investor in projects throughout Texas. Mr. Davis previously was the chairman, president and CEO of NHLT from February 9, 2001, to January 30, 2003, and has served on the board of directors of NHLT and ADS Media from 2001 to the present. He is an independent member of the board of directors.

James C. Mickey was elected a director of ADS Media in December 2006. He has more than 25 years' experience in sales and management within the telecommunications industry. In 2006 he became senior vice president of sales and marketing for Movida Communications in San Antonio, Texas. From 1996 through 2005 he served in sales management positions for Sprint Communications, including National Vice President for Sprint Retail Stores and Operations (2004 - 2005), Region President, Southwest and Southeast Regions (2000 - 2003) and Area Vice President for Sprint PCS (1996 - 2000). Prior to joining Sprint, he served in sales and management positions at AT&T and Southwestern Bell from 1979 through 1996. He holds a BBA in Marketing / Management from the University of Texas at San Antonio. He is an independent member of our board of directors.

Bryceon J. Sumner was elected a director of ADS Media in December 2006. He currently is an independent business consultant. In 2005 and 2006, Mr. Sumner served as chief executive officer of Jensen Family Office, a private equity group in Dallas, Texas, with more than $500 million in assets under management. While serving as CEO of Jensen Family Office, Mr. Sumner assisted its owner, Ron Jensen, and later Mr. Jensen's estate, by also serving as CEO of Integrated Disability Resources, Inc. ("IDR"), a third party administrator owned by the Jensen family interests, and in filing voluntary bankruptcy proceedings for IDR in early 2006. In the bankruptcy case, Mr. Sumner negotiated the sale of the valuable assets of IDR to an independent third party. The remaining assets and liabilities of IDR are in the process of being liquidated in the bankruptcy proceeding. From 1998 through 2005, Mr. Sumner served as chief financial officer of Rapp Collins Worldwide LP, Dallas, Texas, a subsidiary of Omnicom (NYSE). From 1996 to 1998, Mr. Sumner served as chief financial officer of Processors LTD, now Processors USF, a reverse logistics company. Mr. Sumner is a certified public accountant. He holds a BBA in accounting from the University of Georgia and a Masters degree in professional accounting from the University of Texas at Austin. He is an independent member of the board of directors.

Financial Responsibilities of the Board

Prior to 2007, we did not maintain a separate standing audit committee; rather, the board of directors as a whole has fulfilled the responsibilities of an audit committee. Prior to 2007, the board has been responsible for appointment of the company's auditors.

An audit committee comprised of three independent directors has been appointed for 2007. The members are Gary Davis, Bryceon Sumner and James Mickey. The board of directors has determined that Mr. Sumner is an audit committee financial expert.

Nominations for Board of Directors

Up until now our nominees for the board of directors have been selected by our board. We have not had a formalized procedure for making nominations to the board or for receiving nominee recommendations from shareholders. The stock purchase agreement that we entered in connection with the 2006 venture capital investment

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required us to expand the board from four to five members within six months of that investment, to nominate at least three individuals for the board who would be considered "independent" under the rules of the NASDAQ Stock Market, and to include at least three persons who were reasonably acceptable to the 2006 investors. The slate of directors elected at the December 2006 shareholders' meeting fulfilled this requirement.

Compensation Decisions

Prior to 2007, the board of directors did not have a compensation committee. Compensation decisions regarding the two top executives, Mr. Doyal and Mr. Schell, who are also directors, were negotiated with the two independent members of the board. As part of negotiations for the 2006 venture capital investment, Mr. Doyal and Mr. Schell entered into new employment agreements with our Company. Their compensation is discussed in more detail under Executive Compensation, page 18, and Certain Transactions, page 23.

EXECUTIVE COMPENSATION

Compensation Summary

The following table summarizes the compensation of our chief executive officer and our other most highly compensated executive officers (the "Named Executive Officers") during 2006.

Name	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Clark R. "Dub" Doyal,	2006	$184,000	$40,000	$294,724	$ 0	$518,724
Chief Executive Officer and	2005	289,169		0	0	289,169
Principal Financial Officer (2)	2004	167,426	0	0	0	167,426

James D. ("Jim") Schell,	2006	184,000	35,000	235,749	0	454,749
Vice President, Secretary,	2005	250,769	0	0	0	250,769
Treasurer (3)	2004	167,278	0	0	0	167,278

Gary Grimes	2006	142,673	0	0	37,893	180,566
Chief Distr Officer (4)	2005	150,000	2,500	0	0	152,000
	2004	87,500	0	0	0	87,500

(1)  We have adopted FAS 123R, accounting for the compensation cost relating to share-based payment transactions, using the modified prospective method of implementation, whereby the prospective method records the compensation expense from the implementation date forward, but leaves prior periods unchanged.

(2)  Includes $130,669 and $67,995 in salary voluntarily deferred in 2005 and 2004, respectively, by Mr. Doyal. In June 2006, Mr. Doyal agreed to accept options to purchase common stock at $0.65 per share in lieu of deferred salary through May 31, 2006. Mr. Doyal received options to purchase 584,473 shares of stock in lieu of total deferred salary of $379,907. See, Certain Transactions, page 23.

(3)  Includes $62,769 and $77,847 in salary voluntarily deferred in 2005 and 2004, respectively, by Mr. Schell. These salary deferrals were settled in 2006 with the issuance of stock options in lieu of deferred compensation. Mr. Schell received options to purchase 393,616 shares of stock in lieu of total deferred salary of $255,850. See, Certain Transactions.

(4)  Mr. Grimes' salary figures include $76,346 and $35,000 in salary voluntarily deferred in 2005 and 2004, respectively. In 2006, Mr. Grimes left the company. We have agreed to pay Mr. Grimes a total of $181,884 to compensate him for past salary deferrals, including a $90,942 payment in 2006 with the remainder to be paid in twelve equal monthly payments after he left the company. Monthly installments totaling $37,893 were paid to Mr. Grimes in 2006 and are included in the above table as "All Other Compensation."

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Employment Agreements. In June 2006, we entered into new employment agreements with our key executives, Mr. Doyal and Mr. Schell. Each agreement is for a term of three years from June 16, 2006, at salaries of $200,000 in year one, $220,000 in year two and $242,000 in year three. The agreements provide for payment of performance bonuses if our Company meets performance criteria to be set by the board of directors. The agreements provide for twelve months' severance pay and a prorated bonus in the event the executive is terminated without cause. We make available to the executives the same employee benefits generally made available to other managers and employees. The agreements contain non-competition clauses for 12 months after termination of the agreement and provisions regarding confidentiality of company information.

Key Man Insurance. As required by the 2006 venture capital investment agreement, we maintain key man life insurance on Mr. Doyal and Mr. Schell in the amount of $2 million on each executive through at least November 30, 2008.

Outstanding Equity Awards at Fiscal Year-End

No stock awards were made to the Named Executive Officers, and none were outstanding, at December 31, 2006. The following table shows the number of options exercised during 2006 and options held at December 31, 2006, by the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Clark R. (Dub) Doyal*	1,020,253	0	1,307,339	$0.65	6/20/2016
James D. (Jim) Schell*	829,395	0	1,307,339	$0.65	6/20/2016

*   All listed options were granted in 2006 at an exercise price of $0.65 per share. Mr. Doyal received options to purchase 584,473 shares in settlement of past compensation claims which had been deferred and options to purchase a total of 435,780 shares pursuant to our 2006 Incentive Plan. Mr. Schell received options to purchase 393,616 shares in settlement of past compensation claims which had been deferred and options to purchase a total of 435,780 shares pursuant to our 2006 Incentive Plan.

2006 Employee Stock Option and Incentive Plan

In June 2006, our board of directors adopted a new 2006 stock option and incentive plan. Awards under the plan may be in the form of stock options, restricted stock grants, or stock appreciation rights. The purpose of the plan is to advance our interests and those of our stockholders by affording our employees, officers, directors, and key consultants an opportunity to acquire or increase their proprietary interests in our company, permitting them to participate in our success and growth.

The plan permits the issuance of incentive stock options, as defined within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs") that receive favorable tax treatment under the Internal Revenue Code. To qualify for such favorable treatment, the plan must, among other things, be approved by our shareholders within 12 months of its adoption by our directors. The plan was adopted by a majority of our shareholders at the December 2006 shareholders' meeting. The plan also permits issuance of non-statutory stock options which do not qualify as ISOs under the Internal Revenue Code.

Common Stock Subject to the Plan. The current maximum number of shares of common stock that may be issued under the plan is 4,357,784 shares. The 2006 venture capital investment agreement provides that we cannot reserve additional shares for issuance under the plan without the consent of holders of a majority of the shares that were sold pursuant to the 2006 venture capital investment agreement. We may use either authorized and unissued shares or treasury shares to fulfill option awards, subject to adjustment in accordance with anti-dilution provisions contained

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in the plan. All shares of common stock subject to the plan may be issued in any combination of ISOs, nonstatutory stock options, restricted stock, stock purchase rights or stock appreciation rights.

Term of the Plan. The term of the plan is 10 years, or until June 15, 2016, unless terminated earlier as provided in the plan. If our shareholders fail approve the plan within one year of its adoption by our directors, any ISOs granted under the plan would become non-statutory options. No ISO may be granted more than ten years after June 15, 2006. The plan may be abandoned or terminated at any time by the our directors, except with respect to options, restricted stock or stock purchase rights then outstanding under the plan.

Eligibility. All of our directors, officers, employees, including but not limited to executive personnel, as well as our key consultants and advisors, are eligible to be granted options under the plan.

Administration of the Plan. The plan will be administered either by the board of directors or by a committee consisting of at least one director appointed by the board of directors (in either case, the "Administrator"). The Administrator selects the individuals to whom options, restricted stock or stock purchase rights are to be granted, the number of shares to be granted and any other terms and conditions specified under the plan, including, but not limited to, the exercise price, the times at which options or stock purchase rights shall become vested, the times at which options or stock purchase rights shall become exercisable and the duration of the exercise periods.

Terms of Options. The exercise price of each option issued under the plan shall be determined by the administrator and shall not be less than fair market value of the common stock as of the date the option is granted; provided, however, that the exercise price of an ISO granted to any person owning at least 10% of the total combined voting power of all classes of our stock or any of our parents or subsidiaries shall not be less than 110% of the fair market value on the date the option is granted. The exercise period of each option shall be determined by the Administrator; provided, however, that an no option shall be exercisable after the expiration of ten years from the date of the option grant. In addition, except in the case of death or disability, no option granted to an individual who is subject to the provisions of Section 16 of the Exchange Act may be exercisable prior to the expiration of three months from the date of the option grant.

In the case of ISOs, the fair market value of stock with respect to which ISOs are exercisable for the first time during any calendar year by any participant in the plan may not exceed $100,000, such value being determined at the time the options are granted, as provided by the terms of Section 422 of the Internal Revenue Code. To the extent the value of the underlying stock (determined in accordance with the previous sentence) exceeds $100,000, such excess options shall be treated as nonstatutory stock options.

After an option becomes exercisable, it may be exercised at any time as to any or all full shares that have become purchasable under the terms of the option. The exercise price of options granted under the plan may be made in whole or in part through the surrender of previously held shares of common stock at the fair market value thereof or through the authorization to withhold shares of stock otherwise issuable upon exercise of the option.

No option shall be transferable other than by will or the laws of descent and distribution, or in the case of non-incentive stock options, pursuant to a Qualified Domestic Relations Order, and no option shall be transferable by an individual who is subject to the provisions of Section 16 of the Exchange Act prior to stockholder approval of the plan. The Administrator shall have the power to specify with respect to each grant of options the effect upon such grantee's rights of the termination of such grantee's employment or services with us, and the Administrator may determine at the time of grant that such options shall become exercisable on an accelerated basis following a change of control with respect us. Nothing in the plan shall confer on any person any right to continue in the employ of us or any of our subsidiaries or shall interfere in any way with the right of us or any of our subsidiaries to terminate such person's employment at any time.

Options Granted to Key Executives under Plan. When the plan was adopted by the board, and as agreed in the 2006 venture capital investment agreement, our key executives, Mr. Doyal and Mr. Schell, each received non-statutory stock options to purchase 1,477,306 shares of stock under the plan. Twenty-five percent (25%) of these options vested and became exercisable upon issuance. The remaining 75% become exercisable in equal annual installments in June 2007, 2008 and 2009 only if the Company meets minimum performance targets. These options vest, if at all,

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50% upon becoming exercisable and 50% one year from when they become exercisable. The stock option agreements are filed with the SEC as exhibits to this registration statement.

Terms of Stock Bonuses and Restricted Stock. Until any restrictions upon stock bonuses restricted stock awarded to a grantee under the plan have lapsed, such shares shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the grantee. The Administrator shall have the power to specify with respect to each award of restricted stock the effect upon such grantee's rights of the termination of such grantee's employment with us. The purchase price of restricted stock shall be determined by the Administrator but must be at least 100% of fair market value on the date of such award. The Administrator may determine at the time of award that such restricted stock shall become fully vested following a change of control with respect to us.

Terms of Stock Purchase Rights. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the plan and/or cash awards made outside the plan, the terms of which are determined at the discretion of the Administrator. The Restricted Stock Purchase Agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the Administrator. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of our duly authorized transfer agent.

Federal Tax Consequences of Options. Under current federal income tax laws, options granted under the plan will generally have the following consequences. The holder of a nonstatutory stock option recognizes no income for federal income tax purposes upon the grant of such option, and therefore we receive no deduction at such time. At the time of exercise, however, the grantee generally will recognize income, taxable at ordinary income, to the extent that the fair market value of the shares received on the exercise date exceeds the nonstatutory stock option exercise price. We will be entitled to a corresponding deduction for federal income tax purposes in the year in which the nonstatutory stock option is exercised so long as either Section 162(m) is inapplicable or its requirements are met. If the shares are held for at least one year and one day after exercise, long-term capital gain will be realized upon disposition of such shares to the extent the amount realized on such disposition exceeds their fair market value as of the exercise date.

If a grantee is awarded an ISO, no income will be recognized for federal income tax purposes at the time of grant or exercise, and we will not receive any corresponding deduction. The excess of fair market value of the shares of common stock received at the date of exercise over the exercise price will become an item of tax preference for the grantee for purposes of the grantee's alternative minimum tax in the year of exercise, however. The grantee will be subject to federal income tax when the grantee sells the shares acquired upon the exercise of the ISO. If the grantee holds the shares for more than two years from the date of grant and more than one year from the date the shares were transferred to that person, any gain will be taxed as long-term capital gain. We will not be entitled to any deduction for federal income tax purposes as to any amount taxed as long-term capital gain in connection with the sale of shares acquired upon the exercise of an ISO. We will, however, be entitled to a corresponding deduction for federal income tax purposes for any amount taxed as ordinary income.

Amendment of the Plan. The board of directors may at any time terminate the plan, and may at any time and in any respect amend the plan; provided, however, that the board (unless its actions are approved or ratified by our stockholders within twelve months of the date that the board amends the plan) may not amend the plan to (i) increase the total number of shares of common stock issuable pursuant to ISOs under the plan or materially increase the number of shares of common stock subject to the plan; (ii) change the class of employees eligible to receive ISOs that may participate in the plan or materially change the class of person that may participate in the plan; or (iii) otherwise materially increase the benefits accruing to participants under the plan. No termination, amendment or modification of the plan shall adversely affect options, stock purchase rights or restricted stock then outstanding under the plan without the consent of the grantee or his legal representative.

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Director Compensation

The following table summarizes the compensation paid to directors other than the Named Executive Officers in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Bryan Forman	$8,000	$1,250 (1)	$1,068 (1)	$10,193
Gary Davis	$8,000			$ 8,000

(1)  On June 16, 2006, we issued 5,000 shares of common stock and warrants to purchase 5,000 common shares at $0.60 per share to Bryan Forman as compensation for consulting services in prior years. The closing bid price on the Pink Sheets Quotation Service on June 16, 2006, was $0.25 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of December 31, 2006, the beneficial ownership of our common stock held by (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of any class of our voting securities; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all of our directors and Named Executive Officers as a group. Unless indicated otherwise, the address of each person listed below is c/o ADS Media Group, Inc., 12758 Cimarron Path, Suite B-128, San Antonio, Texas, 78249.

Name of Beneficial Owners	Number of Shares Beneficially Owned (1)	Percentage of Ownership

Roaring Fork Capital SBIC, L.P. (2) 5350 S. Roslyn St. Suite 380 Greenwood Village, Colorado 80111	3,768,638	32.75%
Charter ADS Media, L.P. (3) 1845 Woodall Rogers Freeway Dallas, Texas 75201	3,768,638	32.75%

Executive Officers and Directors:
Clark R. "Dub" Doyal (4)	2,003,258	16.83%
James D. (Jim) Schell (5)	1,200,214	10.22%
Gary J. Davis (6) (7) 3811 Bee Cave Rd, Suite 210 Austin, Texas 78746	586,280	5.38%
All Executive Officers and Directors as a Group (5 persons) (8)	3,789,552	29.65%

(1)

Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options or warrants by adding the number of exercisable options or warrants for that person to the number of total shares outstanding, and dividing that result into the total number of shares and exercisable options or warrants owned by that person. On December 31, 2006, we had 10,880,867 shares of common stock issued and outstanding excluding shares issuable on exercise of options and warrants and conversion of preferred stock. Pursuant to the rules of the Securities and Exchange Commission, a person or group is deemed to have "beneficial ownership" of any shares with regard to which such person or group has or shares voting or investment power or has or shares the right to acquire such power within 60 days of June 30, 2006, such as pursuant to the conversion or exchange of securities or the exercise of stock options or warrants.

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(2)

Roaring Fork's holdings include stock issuable on exercise of warrants to purchase 628,107 shares at $0.80 per share expiring June 20, 2011. Roaring Fork is managed by Roaring Fork Capital Management, L.L.C., whose managers are G. Michael Machens, Eugene C. McColley and James T. Rothe.

(3)

Charter ADS Media's holdings include stock issuable on exercise of warrants to purchase 628,107 shares at $0.80 per share expiring June 20, 2011. Charter ADS Media is managed by Charter Venture Partners, L.P.

(4)	Mr. Doyal's holdings include stock issuable on exercise of options to purchase 1,020,253 shares.

(5)	Mr. Schell's holdings include stock issuable on exercise of options to purchase 829,396 shares and warrants to purchase 31,112 shares.

(6)

Mr. Davis is the President of one of two co-general partners of ADS Equity Partners, L.P. ("ADS Equity"), which owns 380,509 shares of our common stock. Because he has joint power to vote the shares owned by ADS Equity, he may be deemed to be beneficial owner of all the common stock owned by ADS Equity pursuant to Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended.

(7)

Includes 18,000 shares issuable on the exercise of options, 118,115 shares held by partnerships in which Mr. Davis is a partner, and 52,856 shares held by a corporation of which Mr. Davis is the sole shareholder.

CERTAIN TRANSACTIONS

In June 2006, we issued options to purchase 584,473 shares of common stock at $0.65 per share to Mr. Doyal and 393,616 shares of common stock to Mr. Schell in lieu of payment of employment compensation of $397,907 to Mr. Doyal and $255,850 to Mr. Schell that was deferred in the years 2003 through 2006. In addition, we issued options for 82,249 shares at $0.65 per share to two additional employees for deferred compensation of $53,461. The option issuances were approved by our board of directors and were negotiated in connection with the negotiation of the 2006 venture capital investment.

On eight separate occasions in 2005, we issued a total of 29,172 shares of common stock to a consultant's partnership, in which two 5% shareholders (at that time) were partners, in exchange for professional services valued at $18,962.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From January 1, 2004, to February 5, 2006, our common stock traded in the Pink Sheets Electronic Quotation System under the symbol ADSM until January 19, 2007, and under the symbol AMGU after January 19, 2007. On February 6, 2007, our common stock began trading on the OTC Bulletin Board, also under the symbol AMGU.

The following table sets forth the range of high and low bid prices of the Common Stock for the periods indicated as reported by the Pink Sheets. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Our stock is thinly traded. On many days no trades occur in our shares. In the last six months of 2006, reported trading volume exceeded 2,000 shares on only ten days. The prices below have been adjusted to reflect a one-for-five reverse stock split that took effect on January 22, 2007.

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	High	Low	High	Low	High	Low	High	Low

2004	1.15	0.60	0.65	0.25	0.35	0.25	0.25	0.25
2005	0.25	0.25	0.25	0.20	0.20	0.15	0.15	0.12
2006	0.40	0.15	0.40	0.25	0.25	1.75	0.55	1.15

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As of December 31, 2006, there were approximately 500 shareholders of record for our common stock, which figure does not take into account those shareholders whose certificates are held in the name of broker-dealers.

Dividend Policy

We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future. We currently intend to retain and reinvest future earnings to finance operations. Holders of the preferred shares are entitled to receive redemption payments before we may pay any dividends on our common stock. Under the 2006 venture capital investment agreement, we may not pay any dividends on our stock prior to November 30, 2008, without the consent of the holders of a majority of the shares purchased under the 2006 venture capital investment agreement.

Securities Authorized For Issuance Under Equity Compensation Plans

On December 31, 2006, we had issued the following number of shares and options to employees under compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	3,486,237	$0.65	871,562

Equity compensation plans not approved by security holders (2)	1,060,336	0.65	-

Total	4,546,573	$0.65	871,562

(1)

At the December 2006 shareholders' meeting the shareholders adopted a new 2006 Stock Option and Incentive Plan, which is the only currently authorized equity compensation plan. See, Executive Compensation - 2006 Stock Option and Incentive Plan, page *.

(2)	In June 2006, we issued options to purchase 1,060,336 shares of stock to four employees in settlement of claims for unpaid compensation accrued from fiscal 2003 through 2006.

SELLING SHAREHOLDERS

This offering consists of 500,000 shares of outstanding common stock owned by two selling shareholders. The following table lists the sellers and their holdings.

	Shares Owned (1)	Percentage Owned	Shares Offered	Shares to be Owned After Offering	Percentage Owned After Offering

Roaring Fork Capital SBIC LP (2)	3,768,638	32.75%	250,000	3,518,638	30.57%
Charter ADS Media, LP (3)	3,768,638	32.75%	250,000	3,518,638	30.57%

Total	7,537,276	62.10%	500,000	7,037,276	57.98%

(1)

Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options by adding the number of exercisable options for that person to the number of total shares outstanding, and dividing that result into the total number of shares and exercisable options owned by that person. On

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December 31, 2006, we had 10,880,867 shares of common stock issued and outstanding excluding shares issuable on exercise of options and warrants and conversion of preferred stock. Pursuant to the rules of the Securities and Exchange Commission, a person or group is deemed to have "beneficial ownership" of any shares with regard to which such person or group has or shares voting or investment power or has or shares the right to acquire such power within 60 days of December 31, 2006, such as pursuant to the conversion or exchange of securities or the exercise of stock options or warrants.  An asterisk (*) indicates less than 1% ownership.

(2)	Roaring Fork's holdings include stock issuable on exercise of warrants to purchase 628,107 shares at $0.80 per share expiring June 20, 2011.

(3)	Charter ADS Media's holdings stock issuable on exercise of warrants to purchase 628,107 shares at $0.80 per share expiring June 20, 2011.

PLAN OF DISTRIBUTION

The selling shareholders or any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

-	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

-	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

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In connection with the sale of our common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such brokers-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to use our best efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any rule of similar effect.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

Common Stock

On December 31, 2006, a total of 14,675,056 shares of our common stock were outstanding, including 1,840,512 shares issuable on the exercise of warrants, 1,949,895 shares issuable on the exercise of currently vested options , and 13,782 shares issuable on the conversion of preferred stock, but not including 3,486,239 shares reserved for issuance pursuant to our 2006 stock option and incentive plan.

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the

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board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock, if any. The common stock has no preemptive or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable.

Warrants

We have issued warrants to purchase 1,840,512 shares of common stock since 2003. The warrants have been issued with exercise prices varying from $0.60 to $0.90 per share and expire between 2008 and 2011. Most of the warrants have price adjustment provisions in the event that additional shares of common stock, or securities convertible into common, are sold at prices below the exercise prices. Most of the warrants may be exercised for cash, by an exchange of common stock for the exercise price or by cancellation of sufficient warrants at the then-market price of our stock to pay for the warrants being exercised. The shares underlying all of the outstanding warrants are being registered in this offering.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share. Two series of preferred stock were issued to claimants and security holders as part of the chapter 11 bankruptcy reorganization of our predecessor, National Health & Safety Corporation, in January 2001. The terms of the outstanding preferred stock follow.

Series A Preferred Stock. The Series A preferred stock consists of up to 8,000 authorized shares. A total of 2,723 Series A preferred shares are currently outstanding. The Series A stock has a liquidation preference of $5.00 per share. Each share is convertible by each holder into five (5) shares of common stock. The stock is callable at our option at $5.00 per share; the holder does not have the option to mandate redemption of the shares. Series A stock is not entitled to dividends, whether cumulative or periodic, unless subsequently approved by our board of directors. It has full voting rights in a vote of our common shareholders equal to the number of shares of stock into which such preferred shares would be entitled to be converted.

Series B Preferred Stock. We are authorized to issue 1,200 shares of Series B preferred stock. A total of 33 Series B preferred shares are currently outstanding. The Series B stock has a liquidation preference of $5.00 per share. Each share is convertible by each holder into five (5) shares of common stock. The stock is callable at our option at $5.00 per share; the holder does not have the option to mandate redemption of the shares. Series B stock is not entitled to dividends, whether cumulative or periodic, unless subsequently approved by our board of directors. It has full voting rights in a vote of our common shareholders equal to the number of shares of stock into which such preferred shares would be entitled to be converted.

EXPERTS

The consolidated financial statements of ADS Media Group, Inc., for December 31, 2005, and December 31, 2004, and for the years then ended, appearing in this prospectus have been audited by Sprouse & Anderson, LLP, independent auditors, as set forth in their report thereon, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The legality of the securities offered by this prospectus will be passed upon for us by Strasburger & Price, LLP, Austin, Texas.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Under our Amended and Restated Articles of Incorporation, we have eliminated the potential liability of directors to us, and we are required to indemnify our directors against any liability for monetary damages, to the extent allowed by Utah law. The Utah Corporations Law allows corporations, including our Company, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the

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directors' duty. The Corporations Law provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held. Our Articles of Incorporation also provide that if Utah law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the SEC's EDGAR system. The SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file reports electronically with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room at 450 5th Street, N.W., Washington, D.C. 20549. Our common stock is listed on the Over the Counter Bulletin Board, under the symbol AMGU. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms.

We furnish our shareholders with a copy of our annual report on Form 10-KSB, which contains audited financial statements, and such other reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer or sale of these securities is not permitted. The information in this prospectus is current as of the date on the first page, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, we will amend or supplement this prospectus.

28

F-1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
ADS Media Group, Inc.
San Antonio, Texas

We have audited the accompanying consolidated balance sheets of ADS Media Group, Inc. (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADS Media Group, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Sprouse & Anderson, LLP
Austin, Texas
March 8, 2006

F-2

ADS MEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004

CURRENT Assets
Cash and cash equivalents	$ 446,142	$ 208,860
Accounts receivable (net of allowance for doubtful accounts of $51,281 in 2005 and $42,449 in 2004)	500,122	441,362
Prepaid expenses	57,172	48,499
Other current assets	344	2,400

Total current assets	1,003,780	701,121

PROPERTY AND EQUIPMENT
Furniture and fixtures	24,931	16,572
Computer equipment	51,975	48,031
Less: accumulated depreciation	(61,135)	(50,179)

Total property and equipment, net	15,771	14,424

GOODWILL	250,000	250,000

OTHER ASSETS	6,922	11,500

TOTAL ASSETS	$ 1,276,473	$ 977,045

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ADS MEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS (continued)

	December 31,
	2005	2004

CURRENT LIABILITIES
Accounts payable	$ 271,751	$ 489,961
Customer advance payments	11,050	80,784
Accrued salaries and wages	907,785	618,688
Accrued liabilities	80,855	29,888
Accrued liabilities - related party	24,514	16,752
Due to officer - related party	2,942	37,754
Notes payable	135,653	149,955
Notes payable - related parties, net of discount	84,499	127,017
Other current liabilities	1,739	33
Obligations under capital leases	4,841	2,342

Total current liabilities	1,525,629	1,553,174

Obligations under capital leases, long-term	4,052	2,211

Total liabilities	1,529,681	1,555,385

Commitments and contingencies

SHAREholders' equity (DEFICIT)
Preferred stock series A, $0.001 par value, 40,000 shares authorized; 13,616 and 13,616 shares issued and outstanding, respectively	14	14
Preferred stock series B, $0.001 par value, 6,000 shares authorized; 166 and 166 shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 19,095,062 and 18,892,073 shares issued and outstanding, respectively	19,095	18,892
Additional paid-in capital	2,126,685	2,099,928
Accumulated deficit	(2,399,002)	(2,697,174)

Total shareholders' equity (deficit)	(253,208)	(578,340)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$ 1,276,473	$ 977,045

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2005	2004

REVENUES	$ 5,477,086	$ 3,668,871

COST OF GOODS SOLD	3,554,352	2,594,344

Gross profit	1,922,734	1,074,527

SELLING, ADMINISTRATIVE AND OTHER OPERATING EXPENSES	1,587,877	999,338

Income from operations	334,857	75,189

OTHER INCOME (EXPENSE)
Interest expense	(36,685)	(77,128)
Interest and other income	-	3,034

Total other income (expense)	(36,685)	(74,094)

Income before income taxes	298,172	1,095

INCOME TAXES	-	-

NET INCOME	$ 298,172	$ 1,095

NET INCOME PER SHARE, basic	$ 0.02	$ 0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, basic	19,008,175	18,878,549

NET INCOME PER SHARE, diluted	$ 0.02	$ 0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, diluted	19,077,085	18,947,459

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional
					Paid-In	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Total
Balance at December 31, 2003	13,782	$ 14	18,858,900	$ 18,859	$ 2,033,534	$ (2,698,269)	$ (645,862)

Common stock issued for services	-	-	33,173	33	4,279	-	4,312
Warrants issued for services	-	-	-	-	9,031	-	9,031
Conversion of accounts payable into warrants	-	-	-	-	17,662	-	17,662
Warrants issued in connection with obtaining debt financing	-	-	-	-	35,422	-	35,422
Net income for the year	-	-	-	-	-	1,095	1,095

Balance at December 31, 2004	13,782	$ 14	18,892,073	$ 18,892	$ 2,099,928	$ (2,697,174)	$ (578,340)

Common stock issued for services	-	-	145,846	146	18,814	-	18,960
Conversion of accounts payable into common stock	-	-	57,143	57	7,943	-	8,000
Net income for the year	-	-	-	-	-	298,172	298,172

Balance at December 31, 2005	13,782	$ 14	19,095,062	$ 19,095	$ 2,126,685	$ (2,399,002)	$ (253,208)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 298,172	$ 1,095
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	26,218	5,003
Depreciation expense	10,956	17,185
Issuance of common stock and warrants for services	18,960	13,343
Issuance of warrants in connection with obtaining debt financing	3,000	32,422
(Increase) decrease in assets:
Accounts receivable	(84,978)	(306,721)
Prepaid expenses and other assets	(8,994)	54,110
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	104,510	370,219
Customer advance payments	(69,734)	(33,923)

Total adjustments	(62)	151,638

Net cash provided by operating activities	298,110	152,733

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(3,944)	(905)

Net cash used in investing activities	(3,944)	(905)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	77,333
Payments on notes payable	(7,347)	(87,781)
Proceeds from notes payable - related parties	-	131,167
Payments on notes payable - related parties	(45,518)	(81,150)
Payments on capital lease obligations	(4,019)	(2,201)

Net cash provided by (used in) financing activities	(56,884)	37,368

NET INCREASE IN CASH AND CASH EQUIVALENTS	237,282	189,196

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	208,860	19,664

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 446,142	$ 208,860

The accompanying notes are an integral part of these consolidated financial statements.

F-7

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

For the year ended December 31,
	2005	2004
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$ 16,243	$ 27,200

Cash paid for income taxes	$ -	$ -

NON-CASH INVESTING AND FINANCING ACTIVITY:

Issuance of common stock and warrants in exchange for services	$ 18,960	$ 13,343

Issuance of warrants in connection with obtaining debt financing	$ 3,000	$ 35,422

Conversion of accrued liabilities to notes payable	$ -	$ 65,403

Conversion of accounts payable into common stock and warrants	$ 8,000	$ 17,662

Application of security deposit to notes payable	$ 6,955	$ -

Property acquired under capital lease obligations	$ 8,359	$ -

The accompanying notes are an integral part of these consolidated financial statements.

F-8

NOTE A - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Basis of Presentation

ADS Media Group, Inc. (the "Company" or "ADS Media"), through its wholly owned subsidiary Alternative Delivery Solutions, Inc. ("ADS"), is a leading provider of turnkey direct marketing support services, with an emphasis on alternate (i.e., door to door) delivery.  Services provided include the creation, packaging and delivery of direct marketing materials (e.g., brochures, coupons, advertisements, etc.) to targeted audiences. In addition to alternate delivery, ADS provides its clients direct marketing, printing, list procurement, database management and fulfillment services, primarily through outsourcing arrangements with third party vendors.  The Company is based in San Antonio, Texas and serves customers and markets throughout the United States.

ADS Media, formerly known as National Health and Safety Corporation ("NHLT"), is a Utah corporation incorporated on March 23, 1989. ADS was incorporated in Texas on October 22, 2001 under the name Distributel Media Distribution, Inc. The name was changed to Alternative Delivery Solutions, Inc. in 2002. On January 31, 2003, ADS was acquired by NHLT in an exchange offer in which all of the ADS shareholders transferred all of their shares of ADS to NHLT in exchange for shares of NHLT's common stock. For accounting purposes this combination was treated as a "reverse acquisition" in accordance with APB 16, with ADS treated as the acquiring company. After the exchange, the former ADS shareholders owned 15,000,000 shares (75%) of the outstanding common stock of NHLT, including shares issuable upon exercise of outstanding warrants.  The remaining 4,900,002 shares (25%) were owned by the pre-stock exchange NHLT shareholders, including shares issuable upon the conversion of outstanding preferred stock and the exercise of outstanding options. The Company acquired the 4,900,002 shares of NHLT for a total value of $700,000, which represented the excess purchase price over fair value of assets acquired in the acquisition of ADS by NHLT and was recorded as goodwill.

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, ADS. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. At December 31, 2005 and 2004, cash and cash equivalents exceed FDIC limits by $297,012 and $204,069, respectively.

Concentration of Credit Risk and Accounts Receivable

The Company extends unsecured credit in the normal course of business to virtually all of its customers. Management has provided an allowance for doubtful accounts which reflects its opinion of amounts which may ultimately become uncollectible. In the event of non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount shown on the balance sheets. Concentration of credit risk and failure to collect accounts receivable have not presented significant problems to the Company.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally three years for computer equipment and five years for furniture and fixtures. Repairs and maintenance costs are expensed as incurred and improvements are capitalized. Depreciation expense for the years ended December 31, 2005 and 2004 was $10,956 and $17,185, respectively.

Goodwill

Goodwill represents the excess purchase price over fair value of assets acquired in the acquisition of ADS by NHLT

F-9

on January 31, 2003 in the amount of $700,000. Goodwill is being accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets." This pronouncement decrees that goodwill be reviewed for impairment rather than amortized, on an annual basis, beginning on January 1, 2002.

The Company assesses the carrying value of goodwill annually and when factors are present that indicate an impairment may have occurred. Goodwill is considered impaired and a loss is recognized when its carrying value exceeds its implied fair value. Factors that are considered important which could trigger an impairment review include the following:

-	significant underperformance relative to expected historical or projected future operating results;
-	significant changes in the manner or use of the acquired assets or the strategy for our overall business;
-	significant negative industry or economic trends;
-	significant decline in stock price for a sustained period; and
-	our market capitalization relative to net book value.

Each year the Company assesses the realizability of the recorded goodwill and other intangibles in accordance with SFAS No. 142. At December 31, 2003, the analysis indicated that goodwill of $450,000 was impaired. As a result, for the year ended December 31, 2003, the Company impaired its stated goodwill value by $450,000 from $700,000 to $250,000. At December 31, 2005 and 2004, the analysis indicated that there was no further impairment of goodwill. The Company will continue to test on a consistent measurement date unless events occur or circumstances change between annual impairment tests that would more likely than not reduce fair value below its carrying value.

Revenue Recognition

The Company recognizes revenue upon completion of a project for fulfillment revenues, upon mailing of product for direct mail revenues and upon delivery of product to consumer for alternative delivery revenue. Services are generally not subject to "rights of return" unless the Company did not perform services in accordance with the contract.

Advertising

Advertising costs are expensed as incurred. At December 31, 2005 and 2004, advertising expenses were $9,642 and $900, respectively.

Income Taxes

The Company records income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Under APB Opinion No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123 (as amended), the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123 (as amended).

F-10

The Company uses the intrinsic value method to account for stock-based employee compensation. During 2005 and 2004, the Company did not incur any compensation cost under APB No. 25 for options granted under the Plan. For purposes of pro forma disclosure, the estimated fair value of the option is amortized to expense over the option's vesting period.  Had the Company determined compensation cost consistent with SFAS No. 123 and SFAS No. 148 using the fair value method, the Company's net income and net income per common share for the years ended December 31, 2005 and 2004 would approximate the pro forma amounts as shown below:

For the Year Ended December 31,
	2005	2004

Net income, as reported	$ 298,172	$ 1,095
Deduct: Total stock-based employee compensation expense determined under fair value based method	-	-
Pro forma net income	$ 298,172	$ 1,095

Net income per share:
Basic and diluted -
As reported	$ 0.02	$ 0.00

Pro forma	$ 0.02	$ 0.00

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing-model. There were no stock option grants in 2004 or 2005.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

Fair Value of Financial Instruments

The carrying value of cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term nature. The recorded balance of notes payable is estimated to be the fair value since the rates specified in the notes approximate rates the Company could currently obtain on debt with similar terms.

Use of Estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain amounts have been reclassified from the prior year for comparative purposes.

F-11

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB Opinion No. 25. Among other items, SFAS No. 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on the provisions of SFAS 123 issued in 1995. The Company currently accounts for stock-based compensation using APB 25 and discloses pro forma compensation expense, if applicable, by calculating the stock option grants' fair value using the Black-Scholes model and disclosing the impact on net income (loss) and net income (loss) per share in a Note to the Consolidated Financial Statements. Upon adoption, pro forma disclosure will no longer be an alternative. The effective date of SFAS No. 123R for the Company is the first quarter of 2006. The adoption of this statement will have the effect of decreasing net income and net income per share and increasing net loss and net loss per share as compared to what would be reported under the current requirements. These future amounts cannot be precisely estimated because they depend on, among other things, the number of options issued in the future, and accordingly, the Company has not determined the impact of adoption of this statement on its results of operations.

NOTE B - NOTES PAYABLE

Notes payable consist of the following at December 31, 2005 and 2004:

	December 31,
	2005	2004
Uncollateralized note payable bearing interest at 10%, principal and interest payable in full upon maturity, matured April 1, 2004. Renewed May 1, 2004, principal and interest payable in full upon maturity, matured May 1, 2005. Renewed effective May 1, 2005, principal and interest payable in full upon maturity, matures on May 1, 2006.	15,000	15,000

Uncollateralized note payable bearing interest at 10%, principal and interest payable in full upon maturity, matured April 1, 2004. Renewed May 1, 2004, principal and interest payable in full upon maturity, matured May 1, 2005. Renewed effective May 1, 2005, principal and interest payable in full upon maturity, matures on May 1, 2006.	50,000	50,000

Uncollateralized note payable bearing interest at 10%, principal and interest payable in full upon maturity, matured April 1, 2004. Renewed May 1, 2004, principal and interest payable in full upon maturity, matured May 1, 2005. Renewed effective May 1, 2005, principal and interest payable in full upon maturity, matures on May 1, 2006.	30,000	30,000

Uncollateralized note payable bearing interest at 5.5%, principal and interest payable quarterly beginning April 1, 2004 and in full upon maturity, matured February 1, 2005. Renewed effective February 1, 2005, principal and interest payable in monthly installments of $1,500 beginning September 1, 2005 until paid in full.	40,653	54,955
Notes payable	$ 135,653	$ 149,955

F-12

Notes payable - related parties, net of debt discount, consist of the following at December 31, 2005 and 2004:

	December 31,
	2005	2004
Uncollateralized note payable to a 5% shareholder bearing interest at 6%, principal and interest payable in full upon maturity, matured September 23, 2002. Renewed May 1, 2004, bearing interest at 10%, principal and interest payable in full upon maturity, matured May 1, 2005. Renewed effective May 1, 2005, principal and interest payable in full upon maturity, matures on May 1, 2006.	$ 40,000	40,000

Uncollateralized note payable to a 5% shareholder bearing interest at 10%, principal and interest payable in full upon maturity, matured April 1, 2004. Renewed May 1, 2004, principal and interest payable in full upon maturity, matured May 1, 2005. Renewed effective May 1, 2005, principal and interest payable in full upon maturity, matures on May 1, 2006.	40,000	40,000

Uncollateralized note payable to a partnership, in which 5% shareholders are partners, bearing interest at 10%, principal and interest payable monthly beginning December 15, 2004, until paid in full, net of debt discount of $3,000 at December 31, 2004.	-	27,017

Uncollateralized note payable to officer bearing interest at 10%, principal and interest payable monthly beginning June 15, 2005, until paid in full approximately February 15, 2006.	4,499	20,000
Notes payable - related parties, net of debt discount	$ 84,499	$127,017

Since its inception the Company has issued notes payable primarily for working capital purposes.

NOTE C - CAPITAL LEASE OBLIGATIONS

The Company is leasing certain equipment under capital leases. Capital leases payable at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Capital leases for equipment due in monthly installments through 2008	$ 10,550	$ 5,009

Less interest	1,657	456
Less current portion	4,841	2,342

Obligations under capital leases, long-term	$ 4,052	$ 2,211

Scheduled maturities for capital lease obligations for the years ended December 31, are as follows:

2006	$ 4,841
2007	3,165
2008	887

Total	$ 8,893

The cost and accumulated depreciation of assets acquired under capital leases at December 31, 2005 and 2004, are as follows:

	2005	2004
Cost	$ 18,986	$ 10,627
Accumulated depreciation	11,045	6,513

Net leased property under capital leases	$ 7,941	$ 4,114

NOTE D - PREFERRED STOCK

Series A

The Company is authorized to issue up to 40,000 shares of Series A Preferred Stock, par value $.001 per share, of which 13,616 shares were issued and outstanding as of December 31, 2005. Each Series A share has a $1.00 liquidation preference and preference over Series B Preferred Stock, Common Stock and all other series of stock ranking junior to Series A. Each share of Series A is convertible, at the option of the holder, into five (5) shares of Common Stock at such times and in such amounts as stated in the Certificate of Designation. The holders of Series A stock are entitled to vote together with the holders of Series B and Common Stock and are entitled to one (1) vote for each share of Common Stock which would be held by them if all of their shares of Series A were converted into shares of Common Stock.

Series B

The Company is authorized to issue up to 6,000 shares of Series B Preferred Stock, par value $.001 per share, of which 166 shares were issued and outstanding as of December 31, 2005. Each Series B share has a $1.00 liquidation preference that is inferior to Series A but in preference to Common Stock and all other series of stock ranking junior to Series B. Each Series B share is convertible at the option of the holder into five (5) shares of Common Stock at such times and in such amounts as stated in the Certificate of Designation. The holders of Series B stock are entitled to vote together with the holders of Series A and Common Stock and are entitled to one (1) vote for each share of Common Stock which would be held by them if all of their shares of Series B were converted into shares of Common Stock.

NOTE E - Common stock

All of these securities were issued in privately negotiated transactions effected in reliance on the exemption contained in Section 4(2) of the Securities Act.

In 2004, the Company issued 33,173 shares of common stock, at a price of $0.13 per share, in exchange for professional services totaling $4,312. In 2005, the Company issued 145,846 shares of common stock, at a price of $0.13 per share, in exchange for professional services totaling $18,960.

In 2005, the Company issued 57,143 shares of common stock, at a price of $0.14 per share, in exchange for reduction of accounts payable totaling $8,000.

NOTE F - STOCK WARRANTS

In 2004, the Company issued warrants to purchase up to 312,500 shares of common stock in exchange for professional services. These warrants enable the holder to purchase shares of the Company's common stock at an exercise price of $0.12 per share through 2009. The company recorded $9,031 in expenses related to the issuance of these warrants.

In 2004, the Company issued warrants to purchase up to 1,570,833 shares of common stock in connection with short-term loans to the company. These warrants enable the holder to purchase shares of the Company's common stock at an exercise price of $0.12 per share through 2009. The company recorded $35,422 in additional paid in capital related to the issuance of these warrants.

In 2004, the Company issued warrants to purchase up to 98,120 shares of common stock in exchange for reductions of accounts payable totaling $17,662. These warrants enable the holder to purchase shares of the Company's common stock at an exercise price of $0.18 per share through 2009.

In 2005, the Company issued no warrants to purchase shares of common stock.

The following is a summary of outstanding warrants:

	Number of Shares	Exercise Price
Warrants outstanding at January 1, 2004	1,075,904	$ 0.12 - 0.16

Granted	1,981,453	$ 0.12 - 0.18
Exercised	-
Canceled	-

Warrants outstanding at December 31, 2004	3,057,357	$ 0.12 - 0.18

Granted	-
Exercised	-
Canceled	-

Warrants outstanding at December 31, 2005	3,057,357	$ 0.12 - 0.18

NOTE G - STOCK OPTIONS

Prior to completion of the exchange offer, on January 30, 2003, NHLT's shareholders approved the 2002 Employees and Consultants Stock Option Plan, granting 250,000 options (25,000,000 pre-reverse stock split options) to acquire shares of the Company's common stock at an exercise price of $0.10 per share ($0.001 per share pre-reverse stock split). The options vested immediately and expire on October 6, 2007.

The following is a summary of outstanding stock options:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2004	250,000	$ 0.10

Granted	-
Exercised	-
Canceled	-

Options outstanding at December 31, 2004	250,000	$ 0.10

Granted	-
Exercised	-
Canceled	-

Options outstanding at December 31, 2005	250,000	$ 0.10

At December 31, 2005, the weighted average remaining contractual life of stock options outstanding was 1.8 years, with 250,000 options exercisable at a weighted average exercise price of $0.10 per share.

NOTE H - OPERATING LEASE OBLIGATIONS

The Company leases office and warehouse space and certain equipment under operating lease agreements having terms expiring at various dates through August 2008. The future minimum annual payments required under the leases at December 31, 2005 are as follows:

2006	$ 77,799
2007	76,574
2008	52,534

Total	$ 206,907

Rental and other related expenses for the above leases for the years ended December 31, 2005 and 2004 were approximately $65,000 and $63,000, respectively.

NOTE I - INCOME TAXES

As of December 31, 2005, the Company had a net deferred tax asset of approximately $4.2 million principally arising from net operating loss carryforwards for income tax purposes. The Company has established a valuation allowance equal to the net deferred tax asset as of December 31, 2005. At December 31, 2005 the Company had net operating loss carryforwards of approximately $10.5 million that will begin to expire in 2014 through 2022.

The Company's reverse acquisition in 2003 and subsequent issuances of stock have effected ownership changes under Internal Revenue Code Section 382. The ownership changes resulting from this reorganization will likely limit the Company's ability to utilize a significant portion of the net operating loss carryforwards generated before the changes in ownership.

	2005	2004
Deferred tax asset (liabilities):
Net operating loss carryforward	$ 3,881,067	$ 4,848,580
Depreciation	(875)	(2,094)
Allowance for doubtful accounts	18,974	15,706
Accrued expenses not deductible until paid	348,165	239,279

Net total deferred tax asset	$ 4,247,331	$ 5,101,471

Valuation allowance	$ (4,247,331)	$ (5,101,471)

Net deferred tax asset	$ -	$ -

F-16

NOTE J - COMMITMENTS AND CONTINGENCIES

The Company may become involved from time to time in litigation on various matters, which are routine to the conduct of its business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or results of operations, though any adverse decision in these cases or the costs of defending or settling such claims could have a material effect on its business.

On July 2, 2004, RR Donnelley Receivables, Inc. sued ADS to collect a sworn account in the amount of $28,503.76, plus attorney fees and expenses. ADS responded with a general denial and a counterclaim for breach of contract regarding a partnership with the plaintiff in Mexico. In November 2005, the counterclaim was dismissed on jurisdictional grounds. The suit on the sworn account remains pending, but no activity has taken place since November 2005. These amounts have been accrued for in these financial statements.

NOTE K - RELATED PARTY TRANSACTIONS

During the years ended December 31, 2005 and 2004, the Company purchased $0 and $2,740, respectively, in goods and services from Laser Dimensions, Inc., a company in which two of the officers of the Company own a non-controlling interest. As of both December 31, 2005 and 2004, the Company owed Laser Dimensions $0.

During the years ended December 31, 2005 and 2004, two officers of the Company voluntarily deferred $193,438 and $145,842, respectively, in salary. These salaries will remain deferred until such time as cash flow permits payment.

In 2004, the Company issued a short-term note payable for $18,667 to an officer of the company. In connection with obtaining this short-term debt financing, the Company also issued the officer warrants to purchase up to 155,556 shares of common stock at an exercise price of $0.12 per share. The Company repaid the principal and interest in full on this note in 2004.

In 2004, the Company issued a short-term note payable for $60,000 to a 5% shareholder of the company. In connection with obtaining this short-term debt financing, the Company also issued the shareholder warrants to purchase up to 500,000 shares of common stock at an exercise price of $0.12 per share. The Company repaid the principal and interest in full on this note in 2004.

In 2004, the Company issued a note payable for $20,000 to an officer of the company. Principal and interest are payable monthly beginning June 15, 2005, until paid in full. Payments made to an officer during fiscal years 2005 and 2004 were $17,500 and $0, approximately.

In 2005, the Company issued 145,846 shares of common stock, at a price of $0.13 per share, to a consultant's partnership, in which two 5% shareholders are partners, in exchange for professional services totaling $18,960.

NOTE L - CONCENTRATION OF RISKS

One customer totaled approximately 55% of the Company's revenues for the year ended December 31, 2005. Four customers each totaled approximately 36%, 18%, 16% and 11% of the Company's revenues for the year ended December 31, 2004. Concentration of credit risk and failure to collect accounts receivable have not presented significant problems to ADS Media. With a significant amount of the Company's revenues generated by a few major customers, the loss of one of these customers could have a material adverse effect on our business, operating results and financial condition.

F-17

ADS MEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 1,751,028	$ 446,142
Accounts receivable (net of allowance for doubtful accounts of $53,636 in 2006 and $51,281 in 2005)	664,199	500,122
Prepaid expenses	110,912	57,172
Other current assets	3,244	344

Total current assets	2,529,383	1,003,780

PROPERTY AND EQUIPMENT
Furniture and fixtures	36,146	24,931
Computer equipment	66,399	51,975
Less: accumulated depreciation	(71,042)	(61,135)

Total property and equipment, net	31,503	15,771

GOODWILL	250,000	250,000

OTHER ASSETS	6,922	6,922

TOTAL ASSETS	$ 2,817,808	$ 1,276,473

The accompanying notes are an integral part of these consolidated financial statements.

F-18

ADS MEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS (continued)

	September 30,	December 31,
	2006	2005
	(unaudited)
CURRENT LIABILITIES
Accounts payable	$ 152,305	$ 271,751
Customer advance payments	3,600	11,050
Accrued salaries and wages	139,847	907,785
Accrued liabilities	68,876	80,855
Accrued liabilities - related party	-	24,514
Due to officer - related party	-	2,942
Notes payable	-	135,653
Notes payable - related party	-	84,499
Other current liabilities	5,210	1,739
Obligations under capital leases	3,317	4,841

Total current liabilities	373,155	1,525,629

OBLIGATIONS UNDER CAPITAL LEASES, LONG-TERM	1,734	4,052

Total liabilities	374,889	1,529,681

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock series A, $0.001 par value, 40,000 shares authorized; 13,616 and 13,616 shares issued and outstanding, respectively	14	14
Preferred stock series B, $0.001 par value, 6,000 shares authorized; 166 and 166 shares issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 37,758,763 and 19,095,062 shares issued and outstanding, respectively	37,759	19,095
Additional paid-in capital	4,798,724	2,126,685
Accumulated deficit	(2,393,578)	(2,399,002)

Total shareholders' equity (deficit)	2,442,919	(253,208)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$ 2,817,808	$ 1,276,473

The accompanying notes are an integral part of these consolidated financial statements.

F-19

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$ 1,157,398	$ 1,798,123	$ 3,102,616	$ 3,955,155

COST OF GOODS SOLD	764,978	1,027,792	1,923,964	2,497,101

Gross profit	392,420	770,331	1,178,652	1,458,054

SELLING, ADMINISTRATIVE AND OTHER OPERATING EXPENSES	455,495	446,666	1,616,794	1,046,192

Income (loss) from operations	(63,075)	323,665	(438,142)	411,862

OTHER INCOME (EXPENSE)
Interest expense	(372)	(9,698)	(11,630)	(29,053)
Interest and other income	456	-	456	-

Total other income (expense)	84	(9,698)	(11,174)	(29,053)

Income (loss) before income taxes and extraordinary item	(62,991)	313,967	(449,316)	382,809

INCOME TAXES	-	-	-	-

Income (loss) before extraordinary item	(62,991)	313,967	(449,316)	382,809

EXTRAORDINARY ITEM
Gain on extinguishment of liabilities	-	-	454,740	-

NET INCOME (LOSS)	$ (62,991)	$ 313,967	$ 5,424	$ 382,809

The accompanying notes are an integral part of these consolidated financial statements.

F-20

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

EARNINGS PER SHARE:

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM, basic	$ (0.00)	$ 0.02	$ (0.02)	$ 0.02

EXTRAORDINARY ITEM, basic	$ -	$ -	$ 0.02	$ -

NET INCOME, basic	$ (0.00)	$ 0.02	$ 0.00	$ 0.02

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, basic	37,758,763	19,080,990	26,239,398	18,978,893

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM, diluted	$ (0.00)	$ 0.02	$ (0.02)	$ 0.02

EXTRAORDINARY ITEM, diluted	$ -	$ -	$ 0.02	$ -

NET INCOME, diluted	$ (0.00)	$ 0.02	$ 0.00	$ 0.02

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, diluted	37,758,763	19,149,900	26,239,398	19,047,803

The accompanying notes are an integral part of these consolidated financial statements.

F-21

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2006	2005
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 5,424	$ 382,809
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	8,839	24,855
Depreciation expense	9,907	8,356
Issuance of common stock and warrants for services	10,000	18,960
Issuance of warrants in connection with obtaining debt financing	-	2,700
Compensation expense from issuance of stock options	228,244	-
Gain on extinguishment of liabilities	(454,740)	-
(Increase) decrease in assets:
Accounts receivable	(172,916)	56,262
Prepaid expenses and other assets	(56,640)	40,631
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(84,337)	42,103
Customer advance payments	(7,450)	(66,684)

Total adjustments	(519,093)	127,183

Net cash provided by (used in) operating activities	(513,669)	509,992

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(25,639)	(1,873)

Net cash used in investing activities	(25,639)	(1,873)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	1,923,188	-
Payments on notes payable	(40,653)	(3,341)
Payments on notes payable - related parties	(34,499)	(33,695)
Payments on capital lease obligations	(3,842)	(2,826)

Net cash provided by (used in) financing activities	1,844,194	(39,862)

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	1,304,886	468,257

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	446,142	208,860

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 1,751,028	$ 677,117

The accompanying notes are an integral part of these consolidated financial statements.

F-22

ADS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

For the nine months ended
	2006	2005
	(unaudited)	(unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$ 3,940	$ 13,503

Cash paid for income taxes	$ -	$ -

NON-CASH INVESTING AND FINANCING ACTIVITY:

Issuance of common stock and warrants in exchange for services	$ -	$ 18,960

Issuance of warrants in connection with obtaining debt financing	$ -	$ 2,700

Issuance of stock options in lieu of deferred compensation	$ 741,944	$ -

Application of security deposit to notes payable - related parties	$ -	$ 6,955

Conversion of accounts payable into common stock	$ -	$ 8,000

Conversion of notes payable into common stock	$ 201,627	$ -

Property acquired under capital lease obligations	$ -	$ 8,359

The accompanying notes are an integral part of these consolidated financial statements.

F-23

ADS MEDIA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(unaudited)

NOTE A - BASIS OF PRESENTATION

The consolidated financial statements of ADS Media Group, Inc. ("ADS Media" or the "Company") for the three and nine month periods ended September 30, 2006 and 2005, have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company's management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of the Company as of September 30, 2006 and 2005, and for the periods then ended, have been made. Those adjustments consist of normal and recurring adjustments. The consolidated balance sheet of the Company as of December 31, 2005, has been derived from the audited consolidated balance sheet of the Company as of that date.

Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted. These consolidated financial statements should be read in conjunction with a reading of the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission.

The results of operations for the three and nine month periods ended September 30, 2006, are not necessarily indicative of the results to be expected for the full year.

NOTE B - COMMON STOCK

During the nine months ended September 30, 2006, the Company issued 18,663,701 shares of common stock in exchange for net proceeds of $1,923,188, consulting services of $10,000, exercise of stock warrants, and conversion of notes payable and accrued interest of $201,627.

All of these securities were issued in privately negotiated transactions effected in reliance on the exemption contained in Section 4(2) of the Securities Act.

NOTE C - STOCK WARRANTS

During the nine months ended September 30, 2006, holders exercised warrants to purchase 160,915 shares of common stock. The company had recorded $20,919 in expenses related to the issuance of these warrants.

During the nine months ended September 30, 2006, the Company issued warrants to purchase up to 3,140,531 shares of common stock in conjunction with the purchase of common stock. These warrants enable the holder to purchase shares of the Company's common stock at an exercise price of $0.16 per share through 2011.

Also during the nine months ended September 30, 2006, the Company issued 25,000 shares of common stock and warrants to purchase up to 25,000 shares of common stock in exchange for consulting services in the amount of $10,000. These warrants enable the holder to purchase shares of the Company's common stock at an exercise price of $0.12 per share through 2008.

As of September 30, 2006, a total of 6,061,973 warrants were outstanding at exercise prices ranging from $0.12 to $0.18 per share.

NOTE D - STOCK OPTIONS

In 2006, the Company's Board of Directors adopted a 2006 Stock Option and Incentive Plan which provides for granting stock options and/or restricted stock awards to employees, directors and consultants of the Company as employment incentives. The Board has submitted the Plan to the Company's shareholders for their approval at a shareholders' meeting currently scheduled for December 27, 2006.

F-24

During the nine months ended September 30, 2006, the Company granted two key employees non-statutory stock options to purchase a total of 14,773,054 shares of common stock at an exercise price of $0.13 per share under the plan. However, only 3,693,264 (25%) of these options became exercisable and vested immediately on grant. The remaining 75% will become exercisable in equal amounts over the next three years only if the key employees remain employed by the Company and if the company attains certain performance goals. If these options become exercisable, 50% of the options vest upon becoming exercisable, and the remaining 50% vest one year after becoming exercisable. Early vesting provisions apply in the case of a change of control of the corporation. The key employees have not paid any consideration other than their continued service to the Company for these options. These options expire on June 20, 2016.

Also during the nine months ended September 30, 2006, the Company granted non-statutory stock options to purchase 5,301,681 shares of common stock, valued at $327,644, to settle claims for compensation of past services totaling $741,944. These stock options vested immediately, enable the holders to purchase shares of the Company's common stock at an exercise price of $0.13 per share, and expire on June 20, 2016. The Company realized an extraordinary gain of $414,300 related to the issuance of these stock options and cancellation of deferred compensation.

As of September 30, 2006, a total of 20,324,735 stock options were outstanding, at exercise prices ranging from $0.10 to $0.13 per share, of which 9,244,945 were vested and exercisable.

NOTE E - EXTINGUISHMENT OF LIABILITIES

During the nine months ended September 30, 2006, the Company granted certain key employees non-statutory stock options to purchase 5,301,681 shares of common stock, valued at $327,644, in lieu of payment of deferred compensation which they had foregone since 2002. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement 125", a liability is to be derecognized if the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Based upon the signed stock option agreements, whereby the employees legally released the company from its obligation to pay them their deferred compensation, the Company realized an extraordinary gain of $414,300 in the second quarter of 2006 related to the grant of these stock options and cancellation of deferred compensation.

In addition, during the three and nine months ended September 30, 2006, the Company entered into a settlement agreement with a former employee on the payment of deferred compensation, which they had foregone from 2003 through 2006 while an employee of the company, for payments totaling $181,884. Based upon the signed release agreement and in accordance with SFAS No. 140, whereby the employee legally released the company from its obligation to pay them their full deferred compensation, effective in the second quarter of 2006, the Company revalued the deferred compensation liability to this former employee and realized an extraordinary gain of $40,440 related to the cancellation of deferred compensation.

NOTE F - COMMITMENTS AND CONTINGENCIES

The Company may become involved from time to time in litigation on various matters, which are routine to the conduct of its business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on its financial position or results of operations, though any adverse decision in these cases or the costs of defending or settling such claims could have a material effect on its business.

On July 2, 2004, RR Donnelley Receivables, Inc., sued ADS to collect a sworn account in the amount of $28,504, plus attorney fees and expenses. ADS responded with a general denial and a counterclaim for breach of contract regarding a partnership with the plaintiff in Mexico. In November 2005, the counterclaim was dismissed on jurisdictional grounds. The suit on the sworn account remains pending, but no activity has taken place since November 2005. These amounts have been accrued for in these financial statements.

F-25

NOTE G - STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted SFAS No. 123R (Revised 2004), "Share-Based Payment", which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on the provisions of SFAS 123 issued in 1995. We have adopted this statement using the modified prospective method of implementation, whereby the prospective method records the compensation expense from the implementation date forward, but leaves prior periods unchanged.

The Company recorded $0 and $228,244, respectively, in compensation expense relating to share-based payments in the three and nine month periods ended September 30, 2006.

NOTE H - RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2006, the Company issued 25,000 shares of common stock and warrants to purchase up to 25,000 shares of common stock to a director in exchange for consulting services.

NOTE I - SUBSEQUENT EVENTS

In October 2006, the Company issued 16,644,811 shares of common stock in exchange for net proceeds of approximately $1,875,000.

All of these securities were issued in privately negotiated transactions effected in reliance on the exemption contained in Section 4(2) of the Securities Act.

Also, in October 2006, the Company issued warrants to purchase up to 3,140,531 shares of common stock in conjunction with the purchase of common stock. These warrants enable the holder to purchase shares of the Company's common stock at an exercise price of $0.16 per share through 2011.

F-26

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article IX of our Amended and Restated Articles of Incorporation permits our board of directors to indemnify our directors, executive officers, employees and agents to the fullest extent permitted by the laws of Utah. Article VIII of our Bylaws indemnifies our officers, directors, or employees against expenses reasonably incurred in connection with or resulting from an action, suit or proceeding except with respect to matters as to which the indemnified person is adjudged to be liable to the corporation for negligence or misconduct in the performance of their duty. The indemnified party may apply for indemnification to a court or administrative body having appropriate jurisdiction, by a quorum of disinterested directors, by a committee of disinterested stockholders and directors appointed by the board, or by a majority of the quorum of the board entitled to vote at any meeting.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered by this prospectus, all of which will be paid by the Company:

Item	Amount [1]
SEC registration fee	$ 60
Printing and duplicating expense
Legal fees and expenses
Accounting fees and expenses
Blue sky fees
Miscellaneous expenses
Total:
II-1

1 All items other than SEC registration fee are estimates.

Item 26. Recent Sales of Unregistered Securities

From January 1, 2004, to the date of this prospectus, we issued the following securities that were not registered under the Securities Act of 1933 (the "Securities Act"). All share amounts and option and warrant exercise prices have been adjusted to reflect the one-for-five reverse stock split that became effective January 22, 2007. All of these securities were issued in privately negotiated transactions effected in reliance on the exemption contained in Section 4(2) of the Securities Act.

In October 2006, we sold 3,140,531 shares of common stock and warrants to purchase an additional 628,107 shares of common stock at $0.80 per share to Charter ADS Media, L.P., for $2,000,000. We also issued 188,432 shares of common stock to First Continental Capital, LP, as a consulting fee for services rendered in completing the sale.

In June 2006, we sold 3,140,531 shares of common stock and warrants to purchase an additional 628,107 shares of common stock at $0.80 per share to Roaring Fork Capital SBIC, LP, for $2,000,000. We also issued 188,432 shares of common stock to First Continental Capital, LP, as a consulting fee for services rendered in completing the sale.

Also in June and October 2006, immediately prior to the Roaring Fork sale described in the preceding paragraph, we issued the following shares of stock, options and warrants:

-	5,000 shares of common stock and warrants to purchase an additional shares of common stock at $0.60 per share to a director for consulting services rendered in 2003.
-	366,597 shares of common stock to three creditors in exchange for cancellation of indebtedness totaling $201,627.
-	options to purchase 1,060,338 shares of common stock at $0.65 per share to four employees in payment for deferred salaries for past services valued at $689,218.
-

options to purchase 3,486,238 shares of stock to our president and vice president at $0.65 per share. These options were issued pursuant to our 2006 stock option and incentive plan. Of the total, 25% of the options (for 871,560 shares) became vested an exercisable on issuance. The remaining 75% of the options (for 2,614,678 shares) become exercisable over the next three years and vest over the next four years only if our company meets certain performance goals over the next three years.

On eight separate occasions in 2005, we issued a total of 29,172 shares of common stock to a consultant's partnership in exchange for professional services. The dates, amounts, and stock prices for these shares are as follows.

Date	Number of Shares	Price per Share
March 2005	3,276	$0.65
April 2005	3,097	$0.65
May 2005	2,945	$0.65
May 2005	788	$0.65
June 2005	3,883	$0.65
June 2005	6,830	$0.65
July 2005	6,235	$0.65
July 2005	2,118	$0.65

In May 2005, we issued 11,429 shares of common stock, at a price of $0.70 per share, to a vendor in exchange for reduction of accounts payable.

In November and December 2004, we issued warrants to purchase up to 19,625 shares of common stock, at an exercise price of $0.90 per share, to three vendors in exchange for reductions of accounts payable.

In October 2004, we issued warrants to purchase up to 54,167 shares of common stock, at an exercise price of $0.60 per share, to an investor in connection with short-term loans to the company.

II-2

In August 2004, we issued warrants to purchase up to 62,224 shares of common stock, at an exercise price of $0.60 per share, to two investors in connection with short-term loans to the company.

In August 2004, we issued warrants to purchase up to 31,112 and 66,667 shares of common stock, at an exercise price of $0.60 per share, to an officer and employee, respectively, in connection with short-term loans to the company.

In August 2004, we issued warrants to purchase up to 100,000 shares of common stock, at an exercise price of $0.60 per share, to an existing shareholder in connection with a short-term loan to the company.

In August 2004, we issued warrants to purchase up to 62,500 shares of common stock, at an exercise price of $0.60 per share, to a consultant in exchange for professional services.

On three separate occasions in 2004, we issued a total of 6,636 shares of common stock to a consultant in exchange for professional services. The dates, amounts, and stock prices for these shares are as follows.

Date	Number of Shares	Price per Share
March 2004	3,654	$0.65
April 2004	1,770	$0.65
December 2004	1,212	$0.65

Item 27. Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 28. Undertakings

The undersigned registrant undertakes:

(a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1) include any prospectus required by section 10(a)(3) of the Securities Act.

                         (2)          reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission as required by to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) To include any additional or changed material information on the plan of distribution.

          (b)          That, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for

II-3

indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Antonio, Texas, on February 13, 2007.

ADS MEDIA GROUP, INC.
/s/ Clark R. Doyal
By:	Clark R. Doyal, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Clark R. Doyal and James D. Schell and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Clark R. Doyal	Date: February 13, 2007
Clark R. Doyal, President, Principal Executive Officer and Principal Financial Officer and Director

/s/ James D. Schell	Date: February 13, 2007
James D. Schell, Vice President, Secretary, Treasurer and Director

/s/ Gary J. Davis	Date: February 12, 2007
Gary J. Davis, Director

James C. Mickey	Date: February 13, 2007
James C. Mickey, Director

Bryceon Sumner, Jr.	Date: February 13, 2007
Bryceon Sumner, Jr., Director

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EXHIBIT INDEX

3.1*	Amended and Restated Articles of Incorporation of ADS Media Group, Inc. ("AMGU"), formerly known as National Health and Safety Corporation

3.2*	Amended Bylaws

4.1

Certificate of Designation in respect of Series A Preferred Stock of AMGU, filed with the Secretary of State of Utah on January 30, 2001, incorporated by reference to Exhibit 4.1 to our Form 8-K/A filed with the SEC on March 28, 2001.

4.2

Articles of Amendment of the Certificate of Designation in respect of Series A Preferred Stock of AMGU, filed with the Secretary of State of Utah on January 31, 2003, incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on February 11, 2003.

4.3

Certificate of Designation in respect of Series B Preferred Stock of AMGU, filed with the Secretary of State of Utah on January 30, 2001, incorporated by reference to Exhibit 4.2 to our Form 8-K/A filed with the SEC on March 28, 2001.

4.4

Articles of Amendment of the Certificate of Designation in respect of Series B Preferred Stock of AMGU, filed with the Secretary of State of Utah on January 31, 2003, incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on February 11, 2003.

4.5*	Form of Stock Certificate

5.1+	Opinion of Strasburger & Price, LLP, as to the legality of the shares being offered.

10.1	Amended and Restated Common Stock and Warrant Purchase Agreement (October 25, 2006), incorporated by reference to Exhibit 3.1 of our Form 8-K filed with the SEC on October 31, 2006.

10.2	Warrant Agreement between AMGU and Roaring Fork (June 16, 2006), incorporated by reference to Exhibit 3.2 of our Form 8-K filed with the SEC on June 22, 2006.

10.3	Addendum to Amended and Restated Common Stock and Warrant Purchase Agreement (October 25, 2006), incorporated by reference to Exhibit 3.2 of our Form 8-K filed with the SEC on October 31, 2006.

10.4	Employment Agreement between AMGU and Clark R. Doyal (June 16, 2006) , incorporated by reference to Exhibit 10.8 of our Form 10-QSB filed with the SEC on November 13, 2006.

10.5	Employment Agreement between AMGU and James D. Schell (June 16, 2006) , incorporated by reference to Exhibit 10.9 of our Form 10-QSB filed with the SEC on November 13, 2006.

10.6*	Stock Option Agreement between AMGU and Clark R. Doyal (June 16, 2006).

10.7*	Stock Option Agreement between AMGU and James D. Schell (June 16, 2006).

10.8	2006 Incentive Stock Option Plan, incorporated by reference to Exhibit B of our Definitive Schedule 14A and proxy statement filed with the SEC on November 20, 2006.

10.9	Non-Statutory Stock Option Agreement between AMGU and James D. Schell (June 16, 2006), incorporated by reference to Exhibit 3.4 of our Form 8-K filed with the SEC on October 31, 2006.

10.10	Non-Statutory Stock Option Agreement between AMGU and Clark R. Doyal (June 16, 2006) , incorporated by reference to Exhibit 3.5 of our Form 8-K filed with the SEC on October 31, 2006.

10.11	Non-Statutory Stock Option Agreement between AMGU and James D. Schell (October 25, 2006), incorporated by reference to Exhibit 3.6 of our Form 8-K filed with the SEC on October 31, 2006.

10.12	Non-Statutory Stock Option Agreement between AMGU and Clark R. Doyal (October 25, 2006), incorporated by reference to Exhibit 3.7 of our Form 8-K filed with the SEC on October 31, 2006.

10.13

Form of Warrant Agreement for warrants issued pursuant to the Amended and Restated Common Stock and Warrant Purchase Agreement (October 25, 2006), incorporated by reference to Exhibit 3.3 of f our Form 8-K filed with the SEC on October 31, 2006.

21.1*	List of subsidiaries

23.1+	Consent of Strasburger & Price, LLP, incorporated in Exhibit 5.1

23.2*	Consent of Sprouse & Anderson, LLP

* Filed herewith.

+ To be filed by amendment